This preliminary pricing supplement is incomplete, and subject to change.

Registration Statement No. 333-237342

Filed Pursuant to Rule 424(b)(2)

Preliminary Pricing Supplement dated November 16, 2021 to the Product Supplement dated August 17, 2021, the Prospectus dated April 20, 2020 and the Series G Senior Medium-Term Notes Prospectus Supplement dated May 27, 2021

Issued by Bank of Montreal

US$100,000,000* MicroSectorsTM Travel -3X Inverse Leveraged ETNs due June 28, 2041

This pricing supplement relates to the MicroSectorsTM Travel -3X Inverse Leveraged Exchange Traded Notes due June 28, 2041 (the “notes”) that Bank of Montreal may issue from time to time. The return on the notes is linked to a three times leveraged participation in the daily inverse performance of the MerQube MicroSectorsTM Travel Index (the “Index”), which is described in this pricing supplement. The Index is a total return index that tracks the stock prices of U.S. listed securities that are materially engaged in specified segments of the travel industry.

The notes do not guarantee any return of principal at maturity, call or upon early redemption. Instead, you will receive a cash payment in U.S. dollars at maturity, a call by us or redemption at your option, based on a three times leveraged participation in the inverse performance of the Index, less a Daily Investor Fee, any negative Daily Interest and, upon early redemption, a Redemption Fee Amount (each as described below). We discuss in more detail below how the payments on the notes will be calculated. Because these various fees may substantially reduce the amount of your investment at maturity, call or upon redemption, the level of the Index must decrease significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. You may lose some or all of your principal. Please see the “Summary” section below for important information relating to the terms and conditions of the notes.

The notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. The notes are designed to reflect a 3x leveraged inverse exposure to the inverse performance of the Index on a daily basis (as described below), before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable. However, due to leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct short investment in the Index. Their performance over longer periods of time can differ significantly from their stated daily objectives. The notes are riskier than securities that have intermediate- or long-term investment objectives, and may not be suitable for investors who plan to hold them for a period other than one day or who have a “buy and hold” strategy. Accordingly, the notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking compounding leveraged inverse investment results. Investors should actively and continuously monitor their investments in the notes, even intra-day. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is negative. You should proceed with extreme caution in considering an investment in the notes. Any payment on the notes is subject to the credit risk of Bank of Montreal.

The notes are unsecured and unsubordinated obligations of Bank of Montreal. Each note will have an initial principal amount of $25. The notes do not bear interest. We have applied to list the notes on the NYSE Arca, Inc., under the ticker symbol “FLYD.” The notes will initially settle on ____, 2021. The Investor Fee (based on a rate of 0.95% per annum) is deducted from the closing indicative value on a daily basis. The Daily Interest (which is based on the US Federal Funds Effective Rate minus an amount that will initially be 2.00%, but which may be increased to up to 4.00% per annum), if negative, will further reduce the closing indicative value. If you elect for us to redeem your notes, your payment may be subject to a Redemption Fee Amount of 0.125%.

An investment in the notes involves significant risks and is not appropriate for every investor. Investors should regularly monitor their holdings of the notes to ensure that they remain consistent with their investment strategies. Any payment on the notes is subject to the credit risk of Bank of Montreal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page PS-11 of this pricing supplement, and the “Risk Factors” sections beginning on page PS-7 of the product supplement, page S-1 of the prospectus supplement and on page 8 of the prospectus.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

TABLE OF CONTENTS

Page

SUMMARY	PS-1
RISK FACTORS	PS-11
HYPOTHETICAL EXAMPLES	PS-22
INTRADAY VALUE OF THE INDEX AND THE NOTES	PS-36
THE INDEX	PS-38
SUPPLEMENTAL TAX CONSIDERATIONS	PS-43
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	PS-44
NOTICE OF EARLY REDEMPTION	A-1
BROKER’S CONFIRMATION OF REDEMPTION	B-1

You should read this pricing supplement together with the product supplement ETN -2x-3x dated August 17, 2021, the prospectus supplement dated May 27, 2021, and the prospectus dated April 20, 2020. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. The contents of any website referred to in this pricing supplement are not incorporated by reference in this pricing supplement, the accompanying product supplement, prospectus supplement or prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ETN -2x-3x dated August 17, 2021:

https://www.sec.gov/Archives/edgar/data/927971/000121465921008756/g812211424b5.htm

•	Prospectus supplement dated May 27, 2021:

https://www.sec.gov/Archives/edgar/data/927971/000121465921006002/g526210424b5.htm

•	Prospectus dated April 20, 2020: https://www.sec.gov/Archives/edgar/data/927971/000119312520112240/d903160d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus. You should read these documents in full, including the information in the “Risk Factors” sections, before making an investment decision.

General

Issuer:	Bank of Montreal

Principal Amount:	$25 per note

Initial Trade Date:	____, 2021

Initial Issue Date:	____, 2021

Term:	Approximately 19.5 years, subject to your right to require us to redeem your notes on any Redemption Date, our call right or our right to extend the maturity date, each as described below.

Maturity Date:	June 28, 2041, which is scheduled to be the third Business Day following the last Index Business Day in the Final Measurement Period. The Maturity Date for the notes may be extended at our option for up to two additional 5-year periods, as described in the product supplement. The Maturity Date is also subject to adjustment as described herein and under “Specific Terms of the Notes — Market Disruption Events” in the product supplement.

Listing:	We have applied to list the notes on the NYSE Arca, Inc. (the “NYSE”) under the ticker symbol listed below. The CUSIP and ISIN numbers, and the Intraday Indicative Value ticker symbol, for the notes are:

Ticker Symbol	CUSIP Number	ISIN Number	Intraday Indicative Value Symbol
FLYD	06368J101	US06368J1016	FLYDIV

If an active secondary market develops, we expect that investors will purchase and sell the notes primarily in this secondary market.

Index:

The return on the notes is linked to a three times leveraged participation in the inverse performance of the MerQube MicroSectorsTM Travel Index, compounded daily as described in this document, minus the applicable fees.

The Index is a total return index that tracks the stock prices of U.S. listed securities that are materially engaged in specified segments of the travel industry. Please see the section below, “The Index,” for additional information as to the Index and the methodology by which it is calculated.

The ticker symbol of the Index is “MQUSTRAV”. MerQube, Inc. (the “Index Sponsor”) publishes the level of the Index.

Exchange Business Day:	“Exchange Business Day” means any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.

Index Business Day:	“Index Business Day” means any day on which the Index Sponsor publishes the closing level of the Index.

Payments on the Notes

Interest Payments:	None.

Payment at Maturity/Cash Settlement Amount:	If you hold your notes to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Final Measurement Period. This amount will not be less than $0.

PS-1

Final Measurement Period:

The 10 consecutive Index Business Days from and including the Calculation Date, subject to adjustment as described under “Additional Terms of the Notes – Market Disruption Events” in the product supplement.

If the Calculation Agent determines that the “aggregate market value” of the outstanding notes is less than or equal to $25,000,000 at the close of trading on the Index Business Day immediately preceding the Calculation Date, the Final Measurement Period will consist solely of the Calculation Date.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Calculation Date:	June 12, 2041

Indicative Note Value

Indicative Note Value:

On the Initial Trade Date, the Indicative Note Value of each note will equal the Principal Amount of $25. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the closing Indicative Note Value will equal (a) the Deposit Amount on that Exchange Business Day minus (b) the Short Index Amount on that Exchange Business Day; provided that if that calculation results in a value less than or equal to $0, the closing Indicative Note Value will be $0. If the closing Indicative Note Value is $0 on any Exchange Business Day, or the Intraday Indicative Value at any time during the Core Trading Session (as defined below) on an Exchange Business Day, is less than or equal to $0, then the Indicative Note Value on all future days during the term of the notes will be $0. If the Indicative Note Value is $0, the Cash Settlement Amount will be $0.

The NYSE currently defines the “Core Trading Session” as 9:30AM to 4:00PM, New York time. This definition may change during the term of the notes.

Short Index Amount:	On the Initial Trade Date, the Short Index Amount will equal the Daily Leverage Factor times the principal amount, which equals $75. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Index Performance Factor on that Exchange Business Day.

Daily Leverage Factor:	3

Market Disruption Events:

If a Market Disruption Event occurs or is continuing on any applicable Index Business Day on which the Index Performance Factor must be determined, the Calculation Agent will determine the Index Performance Factor for the notes on that day using an appropriate closing level of the Index for the applicable Index Business Day, taking into account the nature and duration of such Market Disruption Event. Furthermore, if a Market Disruption Event occurs and is continuing with respect to the notes on any Index Business Day (or occurred or was continuing on the immediately preceding Index Business Day), the calculation of the Index Performance Factor will be modified so that the applicable leveraged exposure does not reset until the first Index Business Day on which no Market Disruption Event with respect to the notes is continuing.

Please see the section of the product supplement, “Additional Terms of the Notes—Market Disruption Events” for additional information about Market Disruption Events.

PS-2

Daily Interest

Daily Interest:	On the Initial Trade Date, the Daily Interest was $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Interest will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Deposit Factor times (c) the Daily Interest Rate divided by (d) 365 times (e) the number of calendar days since the last Exchange Business Day. Because the Daily Interest is calculated and added to the Deposit Amount on a daily basis, the net effect of the Daily Interest accrues over time. The Daily Interest Rate will vary in time and can become negative on certain days, particularly if we increase the Interest Rate Spread as described below. On such days, the Daily Interest will also be negative.

Deposit Amount:	On the Initial Trade Date, the Deposit Amount will equal the initial principal amount plus the Short Index Amount on the Initial Trade Date, which sum equals $100. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Deposit Amount will equal (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times the Daily Deposit Factor plus (b) the Daily Interest on that Exchange Business Day minus (c) the Daily Investor Fee on that Exchange Business Day.

Daily Interest Rate:	The Daily Interest Rate will equal (a) the most recent US Federal Funds Effective Rate minus (b) the Interest Rate Spread (as defined below). The US Federal Funds Effective Rate is an interest rate that represents the rate at which U.S. banks may lend reserve balances to other depository institutions overnight, on an uncollateralized basis. The rate is released by the NY Federal Reserve each day at approximately 9:00 a.m. EST for the prior business day and published on Bloomberg L.P. (including any successor, “Bloomberg”) page “FEDL01 Index”. On the days when the US Federal Funds Effective Rate minus the Interest Rate Spread is less than 0%, the Daily Interest Rate will be negative.

Interest Rate Spread:	As of the Initial Trade Date, 2.00%. The Interest Rate Spread may be adjusted from time to time by the Calculation Agent, but in no case will it increase by more than 2.00% per annum, to a maximum amount of 4.00%. See “—Procedure for Adjusting the Interest Rate Spread” below.

Daily Deposit Factor:	4

Index Performance Factor

Index Performance Factor:	On the Initial Trade Date, the Index Performance Factor will be set equal to 1. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Index Performance Factor will equal (a) the Index Closing Level on that Exchange Business Day (or, if such day is not an Index Business Day, the Index Closing Level on the immediately preceding Index Business Day) divided by (b) the Index Closing Level on the immediately preceding Index Business Day, as determined by the Calculation Agent.

Daily Investor Fee

Daily Investor Fee:	On the Initial Trade Date, the Daily Investor Fee will be $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Investor Fee will equal the product of (a) the Indicative Note Value at the close of the immediately preceding Exchange Business Day times (b) the Fee Rate divided by (c) 365 times (d) the number of calendar days since the last Exchange Business Day.

PS-3

Because the Daily Investor Fee is subtracted from the Deposit Amount on a daily basis, the net effect of the Daily Investor Fee accumulates over time and is subtracted at a rate per year equal to the Fee Rate specified below. Because the net effect of the Daily Investor Fee is a fixed percentage of the value of the notes, the aggregate effect of the Daily Investor Fee will increase or decrease in a manner directly proportional to the value of the notes and the amount of notes that are held.

Fee Rate:	0.95% per annum

Fee Adjustments

Procedure for Adjusting the Interest Rate Spread:	The Calculation Agent may adjust the Interest Rate Spread, subject to the limitations set forth in this document. If it elects to do so, we will notify the trustee for the notes, and issue a press release that we will publish on our website at least five Business Days prior to the effective date (a “Fee Effective Date”) of the applicable change. We refer to the date on which we publish such a press release as a “Fee Notice Date.” Notwithstanding the forgoing, the Fee Effective Date for any increase to the Interest Rate Spread may be any date after the Fee Notice Date that is designated in the applicable press release.

Call Right

Call Right:

On any Index Business Day after the Initial Trade Date, we may give notice that we will redeem all or a portion of the issued and outstanding notes. To exercise our call right, we must provide notice to the holders prior to the Call Settlement Date, as set forth below, and in the product supplement. The notice will specify the amount of the notes that we will call. If we exercise our Call Right, you will receive a cash payment for the notes to be called equal to the Call Settlement Amount, which will be paid on the Call Settlement Date.

If the Call Settlement Amount is less than or equal to $0, the payment upon exercise of the Call Right will be $0.

The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period. We may elect to call a portion of the notes on more than one occasion during the term of the notes.

The Call Measurement Period will be a period of 10 consecutive Index Business Days from and including the applicable Call Calculation Date, except as provided below, and subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

If the Calculation Agent determines that the “aggregate market value” of the notes to be called in a whole or partial call is less than or equal to $25,000,000 at the close of trading on the Index Business Day immediately preceding the Call Calculation Date, then the Call Measurement Period will consist solely of the Call Calculation Date, and will not extend for 10 Index Business Days.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Call Settlement Amount:

If we exercise our Call Right, for each note that is called, you will receive on the Call Settlement Date a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Call Measurement Period.

If we issue a call notice, the “Call Calculation Date” will be the next Index Business Day after the applicable call notice is issued. The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period.

PS-4

Early Redemption at Option of Holder

Early Redemption:

Subject to your compliance with the procedures described in the product supplement under “Additional Terms of the Notes — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per note a cash payment on the relevant Redemption Date equal to (a) the Indicative Note Value as of the Redemption Measurement Date minus (b) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

Final Redemption Date:	The final Redemption Date will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable.

Redemption Fee Amount:	As of any Redemption Date, an amount per note in cash equal to the product of (a) 0.125% and (b) the Indicative Note Value. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

Minimum Redemption Amount:

At least 25,000 notes. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach this minimum amount; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective.

The Minimum Redemption Amount will not be applicable for any redemption validly elected on any Fee Notice Date or the following five Business Days if the Interest Rate Spread increased.

Redemption Measurement Date:	The applicable “Redemption Measurement Date” means the first Index Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “— Market Disruption Events.” We reserve the right to accelerate the Redemption Measurement Date to the Redemption Notice Date, in our sole discretion.

Performance Information

Initial Index Level:	The closing level of the Closing Price Index on the Initial Trade Date.

Index Closing Level:	On any Index Business Day, the closing level of the Index as reported on Bloomberg under the applicable symbol set forth above, subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

Intraday Indicative Value:	The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value less than or equal to $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is less than or equal to $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value on that day, and for the remainder of the term of the notes, will be $0.

Intraday Short Index Amount:	The Intraday Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor.

Intraday Index Performance Factor:	The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

PS-5

Additional Information and Terms

Discontinuance or Unavailability of Index:

If the Index Sponsor discontinues publication of the Index, or if we are unable to obtain or maintain a license to use the Index in connection with the notes, and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to the Index, then the Calculation Agent will replace the Index with that substitute index (the “successor index”) for all purposes, and all terms of the notes applying to the Index will thereafter apply to the successor index instead. If the Calculation Agent replaces the applicable Index with a successor index, then the Calculation Agent will determine the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, by reference to the successor index.

If the Calculation Agent determines that the publication of the applicable Index is discontinued, or if we are unable to obtain or maintain a license to use the Index (or any applicable successor index) in connection with the notes, the Calculation Agent will determine the level of the Index and thus the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

Calculation Agent:	BMO Capital Markets Corp.

No Conversion into Common Shares:	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors and are not intended to be held to maturity. The notes are designed to reflect a -3x inverse leveraged exposure to the performance of the Index on a daily basis, but the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct inverse investment in the Index. Accordingly, the notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking daily compounding leveraged investment results. Investors should actively and continuously monitor their investments in the notes, even intra-day. Because your investment in the notes is linked to a three times leveraged participation in the inverse performance of the Index, compounded daily, any increase in the level of the Index will result in a decrease in the Cash Settlement Amount, Call Settlement Amount or Redemption Amount, as applicable (before taking into account the fees and charges described in this document), and you may receive less than your original investment in the notes at maturity, call or upon redemption, or if you sell your notes in the secondary market. Due to leverage, the notes are very sensitive to changes in the level of the Index and the path of such changes. Because the applicable fees and charges may substantially reduce the amount of your return at maturity, call or upon redemption, the level of the Index must decrease significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. If the level of the Index increases or does not decrease sufficiently to offset the negative effect of these fees and charges, you will receive less than the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes.

* We are using this pricing supplement to offer up to $100,000,000 in aggregate principal amount of the notes (4,000,000 notes). On the Initial Trade Date, we sold $____ in aggregate principal amount of the notes to BMO Capital Markets Corp. (“BMOCM”) at 100% of their stated principal amount. After the Initial Trade Date, we may sell from time to time a portion of the notes at prices that are based on the Indicative Note Value at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the notes are sold to the public, less any commissions paid to BMOCM. BMOCM may charge normal commissions in connection with any purchase or sale of the notes. In addition, BMOCM may receive a portion of the Daily Investor Fee. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” for more information.

PS-6

If there is a substantial demand for the notes, we may issue and sell additional notes to BMOCM, and BMOCM may sell those notes to investors and dealers, potentially frequently. However, we and BMOCM are under no obligation to issue or sell additional notes at any time, and if we and BMOCM do issue and sell additional notes, we or BMOCM may limit or restrict such sales, and we may stop and subsequently resume selling additional notes at any time. Furthermore, the stated principal amount of the notes stated at the top of the cover page of this pricing supplement is the maximum amount of the notes that we have currently authorized for issuance. Although we have the right to increase the authorized amount of the notes at any time, it is our current intention not to issue more than the current maximum authorized amount of the notes, even if there is substantial market demand for additional notes. We may also reduce the maximum authorized amount of the notes at any time, and we have no obligation to issue up to the maximum authorized amount.

Understanding the Value of the Notes

The initial offering price of the notes was determined at the inception of the notes. The initial offering price and the Intraday Indicative Value are not the same as the trading price, which is the price at which you may be able to sell your notes in the secondary market, or the Redemption Amount, which is the amount that you will receive from us in the event that you choose to have your notes repurchased by us. An explanation of each type of valuation is set forth below.

Initial Offering Price to the Public. The initial offering price to the public is equal to the Principal Amount of the notes. The initial offering price reflects the value of the notes only on the Initial Trade Date.

Intraday Indicative Value. The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value equal to or less than $0 as set forth above, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is equal to or less than $0 at any time on any Exchange Business Day as set forth above, then both the Intraday Indicative Value and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0. The Intraday Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

The Intraday Indicative Value is not the same as, and may differ from, the amount payable upon an early redemption, call or at maturity and the trading price of the notes in the secondary market. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. The Intraday Indicative Value for the notes will be published every 15 seconds on Bloomberg under the ticker symbol indicated herein.

Trading Price. The market value of the notes at any given time, which we refer to as the trading price, is the price at which you may be able to buy or sell your notes in the secondary market, if one exists. The trading price may vary significantly from the Intraday Indicative Value, because the market value reflects investor supply and demand for the notes.

Redemption Amount. The Redemption Amount is the price per note that we will pay you to redeem the notes upon your request. The Redemption Amount is calculated according to the formula set forth above. The Redemption Amount may vary significantly from the Intraday Indicative Value and the trading price of the notes.

Because the Redemption Amount is based on the Index Closing Level at the end of the Index Business Day after a notice of redemption is received, you will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes.

PS-7

Ticker Symbols

Trading price:	FLYD
Intraday indicative value:	FLYDIV
Intraday Index value:	MQUSTRAV<Index>

PS-8

The notes may be a suitable investment for you if:

•      You seek a short-term investment with a return linked to a three times leveraged participation in the inverse performance of the Index, compounded daily, in which case you are willing to accept the risk of fluctuations in the travel sector.

•     You understand (i) leverage risk, including the risks inherent in maintaining a constant three times daily inverse leverage, and (ii) the consequences of seeking leveraged investment results generally.

•     You believe the level of the Index will decrease during the term of the notes by an amount, after giving effect to the daily leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, any negative Daily Interest and any Redemption Fee Amount.

•     You are a sophisticated investor, understand path dependence of investment returns and you seek a short-term investment in order to manage daily trading risks.

•     You understand that the notes are designed to achieve their stated investment objective on a daily basis, but their performance over different periods of time can differ significantly from their stated daily objective.

•     You are willing to accept the risk that you may lose some or all of your investment.

•     You are willing to hold securities that may be redeemed early by us, under our call right.

•     You are willing to forgo dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index, and are willing to hold securities that may be negatively affected by dividends or other distributions paid to holders of the Index constituents to the extent they are reflected in the level of the Index.

•     You understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the market place or the notes are called.

•     You are willing to actively and frequently monitor your investment in the notes.

•     You are willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     The notes may not be a suitable investment for you if:

•     You believe that the level of the Index will increase during the term of the notes or the level of the Index will not decrease by an amount, after giving effect to the daily leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, any negative Daily Interest and any Redemption Fee Amount.

•     You are not willing to accept the risk that you may lose some or all of your investment.

•     You are not willing to hold securities that may be redeemed early by us, under our call right.

•     You do not seek a short-term investment with a return linked to a three times leveraged participation in the inverse performance of the Index, compounded daily, in which case you are not willing to accept the risk of fluctuations in the travel sector.

•     You do not understand (i) leverage risk, including the risks inherent in maintaining a constant three times daily inverse leverage, and (ii) the consequences of seeking leveraged investment results generally.

•     You are not a sophisticated investor, do not understand path dependence of investment returns and you seek an investment for purposes other than managing daily trading risks.

•     You do not understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the market place or the notes are called.

•     You are not willing to forgo dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index, or you are not willing to hold securities that may be negatively affected by dividends or other distributions paid to holders of the Index constituents to the extent they are reflected in the level of the Index.

•     You are not willing to actively and frequently monitor your investment in the notes.

•     You are not willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

PS-9

•     You do not seek a pre-determined amount of current income from your investment.

•     You are not seeking an investment for which there will be an active secondary market.

•     You are comfortable with the creditworthiness of Bank of Montreal, as issuer of the notes.

• You seek an investment for which there will be an active secondary market. • You are not comfortable with the creditworthiness of Bank of Montreal as issuer of the notes.

PS-10

RISK FACTORS

Your investment in the notes will involve certain risks. The notes are not secured debt and do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. As described in more detail below, the trading price of the notes may vary considerably before the maturity date. Investing in the notes is not equivalent to investing directly in the Index constituents or any securities of the constituent issuers. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. In addition to the “Risk Factors” sections of the product supplement, the prospectus supplement and the prospectus, you should consider carefully the following discussion of risks before investing in the notes.

Risks Relating to the Terms of the Notes

The notes are linked to the inverse performance of the Index.

Your investment in the notes is linked to the inverse, or “short,” performance of the Index. Therefore, notwithstanding the gains resulting from the daily interest, if any, and the cumulative negative effect of the daily investor fee, your notes will generally appreciate as the level of the Index decreases and will decrease in value as the level of the Index increases. You may lose some or all of your investment if the level of the Index increases over the term of your notes.

The notes do not guarantee the return of your investment.

The notes may not return any of your investment. The amount payable at maturity, call or upon early redemption, will reflect a three times leveraged participation in the inverse performance of the Index minus the Daily Investor Fee, any negative Daily Interest, and, in the case of an early redemption, the Redemption Fee Amount. These amounts will be determined as described in this pricing supplement. Because these fees and charges will reduce the payments on the notes, the Index Closing Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to have decreased over the term of the notes by an amount, after giving effect to the daily leverage and the compounding effect thereof, sufficient to offset the decrease in the principal amount represented by the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable, in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your notes, that is equal to at least the principal amount of your notes. If the decrease in the Index Closing Levels, as measured during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, is insufficient to offset the cumulative negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable, you will lose some or all of your investment at maturity, call or upon early redemption. This loss may occur even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, on a Redemption Measurement Date, or when you elect to sell your notes, have decreased since the Initial Trade Date.

The negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable, are in addition to the losses that may be caused by leverage and volatility in the Index. See “—Leverage increases the sensitivity of your notes to changes in the level of the Index,” “—The notes are not suitable for investors with longer-term investment objectives” and “—The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting leveraged investment results” below.

If the Intraday Indicative Value for the notes is equal to or less than $0 during the Core Trading Session on an Exchange Business Day, or the closing Indicative Note Value is equal to or less than $0, you will lose all of your investment in the notes.

If the closing Indicative Note Value or the Intraday Indicative Value of the notes is equal to or less than $0 as set forth above, then the notes will be permanently worth $0 (a total loss of value) and you will lose all of your investment in the notes and the Cash Settlement Amount will be $0. We would be likely to call the notes in full under these circumstances, and you will not receive any payments on the notes.

PS-11

Even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have decreased since the initial trade date, you may receive less than the principal amount of your notes due to the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable.

The amount of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable, will reduce the payment, if any, you will receive at maturity, call or upon early redemption, or if you sell the notes. Although the Daily Interest will be added to the Deposit Amount, the Daily Interest will be negative on any Index Business Day on which the Daily Interest Rate is negative. On those Index Business Days, the Daily Interest will be subtracted from the Deposit Amount. In addition, if you elect to require us to redeem your notes prior to maturity, you will be charged a Redemption Fee Amount equal to 0.125% of the Indicative Note Value. If the Index Closing Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have decreased insufficiently to offset the cumulative negative effect of these fees and charges, you will receive less than the principal amount of your investment at maturity, call or upon early redemption of your notes.

As described in the “Summary” section above (and up to the limits in that section), we may increase the Interest Rate Spread. If we do so, the Daily Interest will decrease, and your return on the notes will be adversely affected. Please see the section “Hypothetical Examples” below.

Leverage increases the sensitivity of your notes to changes in the level of the Index.

Because your investment in the notes is linked to a three times leveraged participation in the inverse performance of the Index, changes in the level of the Index will have a greater impact on the payout on your notes than on a payout on securities that are not so leveraged. In particular, any increase in the level of the Index will result in a significantly greater decrease in your payment at maturity, call or upon redemption, and you will suffer losses on your investment in the notes substantially greater than you would if your notes did not contain a leverage component. Accordingly, as a result of this leverage component and without taking into account any positive effect of the Daily Interest and the cumulative negative effect of the Daily Investor Fee, if the level of the Index increases over the term of the notes, the leverage component will magnify any losses at maturity, call or upon redemption.

The notes are subject to our credit risk.

The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes. The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on our ability to pay all amounts due on the notes at maturity, call or upon early redemption or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on the notes is dependent upon certain factors in addition to our ability to pay our obligations on the notes, an improvement in our credit ratings will not reduce the other investment risks related to the notes. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the notes.

The notes are not suitable for investors with longer-term investment objectives.

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. The notes are designed to achieve their stated investment objective on each day, but their performance over different periods of time can differ significantly from their stated daily objective because the relationship between the level of the Index and the closing Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for inverse positions in the Index constituents.

PS-12

Investors should carefully consider whether the notes are appropriate for their investment portfolio. As discussed below, because the notes are meant to provide leveraged inverse exposure to changes in the Index Closing Level on each Index Business Day, their performance over months or years can differ significantly from the performance of the Index during the same period of time. Therefore, it is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is negative (before taking into account the negative effect of the Daily Investor Fee, the Daily Interest, and the Redemption Fee Amount, if applicable). It is possible for the level of the Index to decrease over time while the market value of the notes declines over time. You should proceed with extreme caution in considering an investment in the notes.

The notes seek to provide a leveraged inverse return based on the performance of the Index (as adjusted for costs and fees). The notes do not attempt to, and should not be expected to, provide returns that reflect leverage on the return of the Index for periods longer than a single day. The notes rebalance their theoretical exposure on each day, increasing exposure in response to that day’s gains or reducing exposure in response to that day’s losses.

Daily rebalancing is likely to cause the notes to experience a “decay” effect, which will impair the performance of the notes if the Index experiences volatility from day to day and such performance will be dependent on the path of daily returns during the holder’s holding period. The “decay” effect refers to a likely tendency of the notes to lose value over time. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the notes even if the performance of the Index is flat (before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable). Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes, even over a period as short as two days. The notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index or its components and of seeking daily compounding leveraged inverse investment results on each day. The notes may not be appropriate for investors who intend to hold positions in an attempt to generate returns over periods different than one day. See “Hypothetical Examples” below.

In addition, daily rebalancing feature will result in leverage relative to the closing Indicative Note Value that may be greater or less than the stated leverage factor if the value of the notes has changed since the beginning of the day in which you purchase the notes.

You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are designed to reflect a leveraged inverse exposure to the performance of the Index on a daily basis, as described in this document. As such, the notes will be more volatile than a non-leveraged investment linked to the Index. You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting inverse leveraged investment results.

The notes require an understanding of path dependence of investment results and are intended for sophisticated investors to use as part of an overall diversified portfolio. The notes are risky and may not be suitable for investors who plan to hold them for longer periods of time. The notes are designed to achieve their stated investment objective on each day, but the performance of the notes over different periods of time can differ significantly from their stated daily objectives because the relationship between the level of the Index and the Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for inverse positions in the Index constituents. Accordingly, there is a significant possibility that the returns on the notes will not correlate with returns on the Index over periods longer than one day.

PS-13

Investors should carefully consider whether the notes are appropriate for their investment portfolio. The notes entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in maintaining a constant three times inverse leverage on a daily basis as described in this document, and the consequences of seeking daily inverse leveraged investment results generally. Investing in the notes is not equivalent to a direct investment in the Index constituents because the notes rebalance their theoretical exposure to the Index on each day, which means exposure to the Index increases in response to that day’s losses and decreases in response to that day’s gains. This rebalancing will impair the performance of the notes if the Index experiences volatility from day to day, and such performance is dependent on the path of daily returns during an investor’s holding period. If the notes experience a high amount of realized volatility, there is a significant chance of a complete loss of your investment even if the performance of the Index is flat. In addition, the notes are meant to provide leveraged inverse exposure to changes in the Index Closing Level, which means their performance over months or years can differ significantly from the performance of the Index over the same period of time. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is negative (before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable).

The amount you receive at maturity, call or redemption will be contingent upon the compounded leveraged inverse daily performance of the Index during the term of the notes, as described in this document. There is no guarantee that you will receive at maturity, call or redemption your initial investment or any return on that investment. Significant adverse daily performances for the notes may not be offset by any beneficial daily performances of the same magnitude.

Due to the effect of compounding, if the Indicative Note Value increases, any subsequent increase of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value increases, the dollar amount that you can lose in any single Index Business Day from an increase of the Index level will increase correspondingly. This is because the Index Performance Factor will be applied to a larger Indicative Note Value and, consequently, a larger Short Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can lose from any increase will be greater than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value increases, you could lose more than 3% of your initial investment for each 1% daily increase of the Index level.

Due to the effect of compounding, if the Indicative Note Value decreases, any subsequent decrease of the Index level will result in a smaller dollar increase on the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value decreases, the dollar amount that you can gain in any single Index Business Day from a decrease of the Index level will decrease correspondingly. This is because the Index Performance Factor will be applied to a smaller Indicative Note Value and, consequently, a smaller Short Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can gain from any decrease of the Index level will be less than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value decreases, it will take larger daily decreases of the Index level to restore the value of your investment back to the amount of your initial investment than would have been the case if the Indicative Note Value were maintained at a constant level. Further, if you invest in the notes, you could gain less than 3% of your initial investment for each 1% daily decrease of the Index level.

The leverage of the notes is reset daily, and the leverage of the notes during any given day may be greater than or less than -3.0.

The leverage of the notes is reset daily (subject to the occurrence of a Market Disruption Event). Resetting the Indicative Note Value has the effect of resetting the then-current leverage to approximately -3.0. During any given day, the leverage of the notes will depend on intra-day changes in the level of the Index and any change in the level of the Index on any day may be greater or less than -3.0. If the level of the Index on any day has increased from the Index Closing Level on the preceding day, the leverage of the notes will be greater (e.g., -3.3, -4.0, -6.0); conversely, if the level of the Index on any day has decreased from the Index Closing Level on the preceding day, the leverage of the notes will be less (e.g., -2.0, -1.0, -0.5). Thus, the leverage of the notes at the time that you purchase them may be greater or less than the target leverage of -3.0, depending on the performance of the Index since the immediately preceding day. See “— The notes are subject to intraday purchase risk” below.

PS-14

The notes are subject to our Call Right, which does not allow for participation in any future performance of the Index. The exercise of our Call Right may adversely affect the value of, or your ability to sell, your notes. We may call the notes prior to the maturity date.

We have the right to call the notes prior to maturity. You will only be entitled to receive a payment on the Call Settlement Date equal to the Call Settlement Amount. The Call Settlement Amount may be less than the stated principal amount of your notes. You will not be entitled to any further payments after the Call Settlement Date, even if the Index level decreases substantially after the Call Measurement Period. In addition, the issuance of a notice of our election to exercise our call right in whole or in part may adversely impact your ability to sell your notes, and/or the price at which you may be able to sell your notes prior to the Call Settlement Date. We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes if we call the notes; consequently, a potential conflict between our interests and those of the noteholders exists with respect to our Call Right.

If we exercise our right to call the notes prior to maturity, your payment on the Call Settlement Date may be less than the Indicative Note Value at the time we gave the notice of our election to call the notes.

As discussed above, we have the right to call the notes on or prior to the Maturity Date. The Call Settlement Amount will be payable on the Call Settlement Date and we will provide notice prior to the Call Settlement Date of our election to exercise our call of the notes. The Call Settlement Amount per note will be based principally on the closing Indicative Note Value on each Index Business Day during the Call Measurement Period (determined as set forth above). The Call Calculation Date will be a date specified in our call notice, subject to postponement if that date is not an Index Business Day or in the event of a Market Disruption Event. It is possible that the market prices of the Index constituents, and, as a result, the Index Closing Level and the Indicative Note Value, may vary significantly between when we provide the notice of our intent to call the notes and the Call Calculation Date, including potentially as a result of our trading activities during this period, as described further under “We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.” As a result, you may receive a Call Settlement Amount that is significantly less than the Indicative Value at the time of the notice of our election to call the notes and may be less than your initial investment in the notes.

The notes do not pay any interest, and you will not have any ownership rights in the Index constituents.

The notes do not pay any interest, and you should not invest in the notes if you are seeking an interest-bearing investment. You will not have any ownership rights in the Index constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index. The Cash Settlement Amount, the Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index constituents.

The Index Closing Levels used to calculate the payment at maturity, call or upon a redemption may be greater than those levels on the Maturity Date, Call Settlement Date or at other times during the term of the notes.

The Index Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes, including dates near the Final Measurement Period or the Call Measurement Period, as applicable, could be less than any of the Index Closing Levels during the Final Measurement Period or Call Measurement Period, as applicable. This difference could be particularly large if there is a significant decrease in the Index Closing Level after the Final Measurement Period or the Call Measurement Period, as applicable, or if there is a significant increase in the Index Closing Level around the Final Measurement Period or the Call Measurement Period, as applicable, or if there is significant volatility in the Index Closing Level during the term of the notes.

PS-15

There are restrictions on the minimum number of notes you may request that we redeem and the dates on which you may exercise your right to have us redeem your notes.

If you elect to require us to redeem your notes, except under the circumstances set forth above, you must request that we redeem at least 25,000 notes on any Business Day, through and including the Final Redemption Date. If you own fewer than 25,000 notes, you generally will not be able to elect to require us to redeem your notes. Your request that we redeem your notes is only valid if we receive your Redemption Notice by email no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed Redemption Confirmation by 5:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your redemption request will not be effective and we will not redeem your notes on the corresponding Redemption Date.

The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Because of the timing requirements of the Redemption Notice and the Redemption Confirmation, settlement of the redemption will be prolonged when compared to a sale and settlement in the secondary market. Because your request that we redeem your notes is irrevocable, this will subject you to loss if the level of the Index increases after we receive your request. Furthermore, our obligation to redeem the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described below. A trading market for the notes may not develop. Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

You will not know the Redemption Amount at the time you elect to request that we redeem your notes.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes. Your notice to us to redeem your notes is irrevocable and must be received by us no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same day. The Redemption Measurement Date is the Index Business Day following the applicable Redemption Notice Date, unless we elect to move that date to the Redemption Notice Date. You will not know the Redemption Amount until after the Redemption Measurement Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the applicable Redemption Measurement Date. As a result, you will be exposed to market risk in the event the level of the Index fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your notes, and prior to the relevant Redemption Date.

Significant aspects of the tax treatment of the notes are uncertain.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Tax Considerations” in the product supplement and in this pricing supplement. You should consult your tax advisor about your own tax situation.

PS-16

Risks Relating to Liquidity and the Secondary Market

The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The Intraday Indicative Value at any point in time during the Core Trading Session of an Exchange Business Day will equal (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 3. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday.

The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, and any corresponding premium in the trading price may be reduced or eliminated at any time. Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event the investor sells such notes at a time when that premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment based on the closing Indicative Note Value of the notes during the Call Measurement Period. See “— There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” below. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the Intraday Indicative Value of the notes. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the notes.

Publication of the Intraday Indicative Value may be delayed, particularly if the publication of the intraday Index value is delayed. See “Intraday Value of the Index and the Notes—Intraday Indicative Note Values.”

There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market.

The notes have been listed on the NYSE Arca under the ticker symbol “FLYD,” subject to official notice of issuance. No assurance can be given as to the continued listing of the notes for their term or of the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will be maintained. We are not required to maintain any listing of the notes on any securities exchange.

If the notes are delisted, they will no longer trade on a national securities exchange. Trading in delisted notes, if any, would be on an over-the-counter basis. If the notes are removed from their primary source of liquidity, it is possible that holders may not be able to trade their notes at all. We cannot predict with certainty what effect, if any, a delisting would have on the trading price of the notes; however, the notes may trade at a significant discount to their indicative value. If a holder had paid a premium over the Intraday Indicative Value of the notes and wanted to sell the notes at a time when that premium has declined or is no longer present, the investor may suffer significant losses and may be unable to sell the notes in the secondary market.

PS-17

The liquidity of the market for the notes may vary materially over time, and may be limited if you do not hold at least 25,000 notes.

As stated on the cover of this pricing supplement, we will sell a portion of the notes on the Initial Trade Date, and the remainder of the notes may be offered and sold from time to time, through BMOCM, our affiliate, as agent, to investors and dealers acting as principals. Certain affiliates of BMOCM may engage in limited purchase and resale transactions in the notes, and we or BMOCM may purchase notes from holders in amounts and at prices that may be agreed from time to time, although none of us are required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the notes or due to our or our affiliates’ purchases of notes in the secondary market. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes. There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their Intraday Indicative Value or Indicative Note Value, including being unable to sell them at all or only for a minimal price in the secondary market. You may elect to require us to redeem your notes, but such redemption is subject to the restrictive conditions and procedures described in this pricing supplement, including the condition that, except to the extent set forth above, you must request that we redeem a minimum of 25,000 notes on any Redemption Date.

We may sell additional notes at different prices, but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.

In our sole discretion, we may decide to issue and sell additional notes from time to time at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. The price of the notes in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of such notes. Additionally, any notes held by us or an affiliate in inventory may be resold at prevailing market prices. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time. If we start selling additional notes, we may stop selling additional notes for any reason, which could materially and adversely affect the price and liquidity of such notes in the secondary market.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the Indicative Note Value could lead to significant losses if you sell those notes at a time when that premium is no longer present in the marketplace or if the notes are called at our option. If we call the notes prior to maturity, investors will receive a cash payment in an amount equal to the Call Settlement Amount, which will not include any premium. Investors should consult their financial advisors before purchasing or selling the notes, especially if they are trading at a premium.

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that, generally, the Index level on any day will affect the value of the notes more than any other single factor. The value of the notes may be affected by a number of other factors that may either offset or magnify each other.

The notes are subject to intraday purchase risk.

The notes may be purchased in the secondary market at prices other than the closing Indicative Note Value, which will have an effect on the effective leverage amount of the notes. Because the exposure is fixed after the close of each trading day and does not change intraday as the level of the Index moves in favor of the notes (i.e., the level of the Index decreases), the actual exposure in the notes decreases. The reverse is also true. The table below presents the hypothetical exposure an investor has (ignoring all costs, fees and other factors) when purchasing a note intraday given the movement of the level of the Index since the closing level of the Index on the prior Index Business Day. The resulting effective exposure amount will then be constant for that purchaser until the earlier of (i) a sale or (ii) the end of the relevant day. The table below assumes the closing Indicative Note Value for the notes was $25 on the prior Index Business Day and the closing level of the Index on the prior Index Business Day was 100.00.

PS-18

A	B	C	D	E
Index Level	% Change in Index Level	Hypothetical Price for -3x Notes C=$25*(1-3*B)	Hypothetical Notional Exposure for -3x Notes D=$25*(1+B)*-3	Effective Leverage Amount of -3x Notes E=D/C
120.00	20%	$10.00	-$90.00	-9.00
115.00	15%	$13.75	-$86.25	-6.27
110.00	10%	$17.50	-$82.50	-4.71
105.00	5%	$21.25	-$78.75	-3.71
104.00	4%	$22.00	-$78.00	-3.55
103.00	3%	$22.75	-$77.25	-3.40
102.00	2%	$23.50	-$76.50	-3.26
101.00	1%	$24.25	-$75.75	-3.12
100.00	0%	$25.00	-$75.00	-3.00
99.00	-1%	$25.75	-$74.25	-2.88
98.00	-2%	$26.50	-$73.50	-2.77
97.00	-3%	$27.25	-$72.75	-2.67
96.00	-4%	$28.00	-$72.00	-2.57
95.00	-5%	$28.75	-$71.25	-2.48
85.00	-15%	$36.25	-$63.75	-1.76
80.00	-20%	$40.00	-$60.00	-1.50

The table above shows that if the level of the Index increases during the Index Business Day, your effective exposure increases from three times leveraged short. For example, if the level of the Index increases by 20%, your effective exposure increases from -3x to -9x.

The table above also shows that if the level of the Index decreases during the Index Business Day, your effective exposure decreases from three times leveraged short. For example, if the level of the Index decreases by 20%, your effective exposure decreases from -3x to -1.5x.

Risks Relating to Conflicts of Interest and Hedging

Please see the discussion in the product supplement under the caption “Risk Factors—Risks Relating to Conflicts of Interest and Hedging” for important information relating to the different roles that we and our affiliates will play in connection with the offering of the notes, and the variety of conflicts of interest that may arise.

In addition to the conflicts of interest noted in that section, please note that we will have the rights set forth in the “Summary” section above, including the right to increase the Interest Rate Spread, up to the limits set forth in the “Summary” section.

Risks Relating to the Index

The Index has limited actual historical information.

The Index was launched on November 1, 2021. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to an Index with a more established record of performance.

PS-19

The historical performance of the Index should not be taken as an indication of its future performance. While the trading prices of the Index constituents will determine the Index level, it is impossible to predict whether the Index level will fall or rise. Trading prices of the Index constituents will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, tax, political and other factors that can affect the capital markets generally and the equity trading markets on which the Index constituents are traded, and by various circumstances that can influence the prices of the Index constituents.

An investment in the notes is subject to risks relating to companies engaged in the travel sector.

The companies included in the Index will be positively affected by any improvement in economic conditions that can result in increased demand for travel. Due to the discretionary nature of a significant portion of business and leisure travel spending, the revenues of companies included in the Index are heavily influenced by the condition of the U.S. economy and the economies in other regions of the world.

Companies engaged in the travel sector may also be significantly affected by changes in fuel prices, which may be very volatile. Political and other events may significantly increase travel to the relevant areas. Companies in the travel sector may also be significantly affected by decreases in tariffs and other costs.

Beginning in the first quarter of 2020, financial markets in the United States and around the world experienced extreme and in many cases unprecedented volatility and severe losses due to the global pandemic caused by COVID-19, a novel coronavirus. The pandemic has resulted in a wide range of social and economic disruptions, including closed borders and reduced or prohibited domestic and international travel. Some sectors of the economy and individual issuers, including companies included in the Index, experienced particularly large losses. Travel restrictions imposed in the United States and other countries have resulted in companies in the travel sector seeing dramatically reduced traveler demand at unprecedented rates. If and when these adverse conditions improve, the stock prices of companies engaged in the travel industry may substantially increase in value.

The companies included in the Index are subject to a variety of risks relating to economic sectors other than the travel industry.

The Index is designed to track the performance of companies that are materially engaged in certain segments of the travel industry. However, companies may be included in the Index even if only a relatively small portion of their activities relate to the travel sector. Accordingly, many of the companies included in the Index may perform well due to their activities in a variety of other industries. Even if some or all of these companies derive significant returns from the travel industry, their securities may increase in value due to factors that are unrelated to the travel sector.

The Index Sponsor may adjust the Index in a way that may affect its level, and the Index Sponsor has no obligation to consider your interests.

MerQube, Inc. (“MerQube”), as the Index Sponsor, is responsible for maintaining the Index. The Index Sponsor can add, delete or substitute an Index constituent or make other methodological changes that could change the Index level. Changes to the Index constituents may affect the Index, as a newly added equity security may perform significantly better or worse than the Index constituent or constituents it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index, and you will not have any rights against the Index Sponsor if it takes any such action. See “The Index.”

We and our affiliates have no affiliation with the Index Sponsor, and are not responsible for any of its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “The Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the notes and the payment at maturity, call or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, call or upon early redemption will be determined by the Calculation Agent in its sole discretion. See the section in the product supplement, “Additional Terms of the Notes — Discontinuance or Modification of an Index.”

PS-20

The Index Sponsor is not involved in the offering of the notes in any way and does not have any obligation of any sort with respect to your notes. We are not affiliated with the Index Sponsor, and the Index Sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of the notes.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates have undertaken any independent review of the publicly available information about the Index Sponsor or the Index contained in this pricing supplement. You, as an investor in the notes, should make your own independent investigation into the Index Sponsor and the Index.

The Index Sponsor may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index.

The Index Sponsor is under no obligation to holders of the notes to continue to calculate the intraday Index value and end-of-day official closing value of the Index, or to calculate similar values for any successor index. If the Index Sponsor discontinues such public disclosure, we may not be able to provide the Intraday Indicative Values related to the Index or the Intraday Indicative Value of the notes.

A limited number of Index constituents may affect the level of the Index, and the Index is not necessarily representative of its focus industry.

As of the date of this pricing supplement, the common stocks of Airbnb, Inc. and The Walt Disney Company represented more than 10% of the Index, and the common stocks of American Airlines Group., Inc., Booking Holdings Inc., Carnival Corporation, Uber Technologies, Inc. and United Airlines Holdings, Inc. each represented more than 5% of the Index. Any reduction in the market price of any of those stocks is likely to have a substantial adverse impact on the level of the Index and the value of the notes. Significant changes to any of these stocks or their issuers, including a merger or similar transaction, will have a more material impact on the level of the Index as compared to a more diversified index. Due to the relatively small number of Index constituents, those Index constituents and the Index itself may not necessarily follow the price movements of other companies in the industries tracked by the Index. If the Index constituents decline in value, the Index will also decline in value, even if stock prices of other companies in the travel industry generally increase in value. Giving effect to leverage, negative changes in the performance of one Index constituent will be magnified and have a material adverse effect on the value of the notes. See “Summary—Path Dependence and Daily Leverage Reset” in the product supplement.

We are not currently affiliated with any of the Index components.

We are not currently affiliated with any of the components of the Index. As a result, we have no ability, nor expect to have the ability in the future, to control the actions of these companies, including actions that could affect the level of the Index or the value of your notes, and we are not responsible for any disclosure made by any other company. None of the money you pay us will go to any of the constituent issuers represented in the Index and none of the constituent issuers will be involved in the offering of the notes in any way. These companies will not have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

PS-21

HYPOTHETICAL EXAMPLES

Hypothetical Payment at Maturity

The following examples and tables illustrate how the notes would perform at maturity in hypothetical circumstances. They are intended to highlight how the return on the notes is affected by the daily performance of the Index, fees, leverage, compounding and path dependency. For ease of review, the hypotheticals cover a 22-day period.

The resetting of the leverage on each day is likely to cause each note to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the level of the Index. The “decay” effect refers to a likely tendency of the notes to lose value over time. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate- or long-term investment is very likely to sustain significant losses, even if the Index depreciates over the relevant time period. Although the decay effect is more likely to impact the return on the notes the longer the notes are held, the decay effect can have a significant impact on the note performance even over a period as short as two days. The notes are suitable only for sophisticated investors. If you invest in the notes, you should continuously monitor your holdings of the notes and make investment decisions at least on each trading day.

We have shown two sets of examples: 1 to 5 and 6 to 10. Examples 1 to 5 are based upon the minimum Interest Rate Spread of 2.00%. Examples 6 to 10 show the impact if we elect to increase this amount to the maximum extent described above, to an Interest Rate Spread of 4.00%. All of these examples assume that the US Federal Funds Effective Rate remains constant at 0% during the relevant period.

We have included examples in which the Index level alternatively decreases and increases at a constant rate of 3.00% per day, with the Index level decreasing by 0.99 points by day 22 (Examples 1 and 5), with a Note Return of -9.05%, (Example 1) and -9.50% (Example 6); we have also included examples in which the Index level increases at a constant rate of 3.00% per day, increasing 91.61 points by day 22 (Examples 2 and 7) and a Note Return of -87.52% (Example 2) and -87.58% (Example 7). Examples 3 to 5 and 8 to 10 highlight the effect of volatility in the Index. In Examples 3 and 8, the Index level decreases by a constant 1% per day, with a decrease of 19.84 points by day 22 and a Note Return of 90.61% (Example 3) and 89.72% (Example 8). In contrast, in Examples 4 and 9, at day 22, the Index has decreased 19.63 points; however, due to the volatility of the Index on a daily basis, the Note Return is -72.90% (Example 4) and -73.05% (Example 9), a significant difference from the returns in Examples 3 and 8. Examples 5 and 10 also highlight the effect of volatility in the Index, in that the Index increases and decreases in a volatile manner over the 22-day period, and ends at close to the same level as on day one. The Note Return is -37.25% (Example 5) and -37.57% (Example 10) even though the Index level is still at approximately 100.

For ease of analysis and presentation, all of the examples assume that the notes were purchased on the Initial Trade Date at the Indicative Note Value and disposed of on the Maturity Date, no Market Disruption Events occurred and that the term of the notes is 22 days. In Examples 1-10, the Daily Investor Fee and the Daily Interest assume that there are no weekends or holidays. The examples assume that every calendar day is an Exchange Business Day. The examples do not contemplate a call or early redemption during the relevant period.

Towards the end of this section, Table 1 illustrates the effect of two factors that affect the notes’ performance: Index volatility and Index return. Index volatility is a statistical measure of the magnitude of fluctuations in the returns of the Index and is calculated as the standard deviation of the natural logarithms of the Index Performance Factor (calculated daily), multiplied by the square root of the number of Index Business Days per year (assumed to be 252). Table 1 shows estimated note returns for a number of combinations of Index volatility and Index return over a one-year period. To isolate the impact of daily leveraged exposure, the table assumes no Daily Investor Fees, Daily Interest of 0% and that the volatility of the Index remains constant over time. If these assumptions were different, the notes’ performance would be different than that shown. If the effect of the Daily Investor Fee and the Daily Interest Rate were included, the notes’ performance would be different than that shown.

Table 1 is an example in which the notes correspond (before giving effect to the Daily Investor Fee and the Daily Interest) to three times (3x) the daily inverse performance of the Index. The notes might be incorrectly expected to achieve a 30% return on a yearly basis if the Index return was -10%, absent the effects of compounding. However, as Table 1 shows, with an Index volatility of 40%, and given the assumptions listed above, the notes would return -47.48%. In Table 1, shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the inverse Index performance times 3.0 leverage; conversely, areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the inverse Index performance times 3.0 leverage.

PS-22

These examples and table highlight the impact of the Daily Investor Fee, leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. These hypothetical examples and tables should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the notes, and the performance of the Index, the Indicative Note Value is dependent on the path taken by the Index level to arrive at its ending level. The figures in these examples and table have been rounded for convenience.

PS-23

Examples 1-5: Minimum Amount of the Interest Rate Spread

Example 1: The Index level alternatively decreases and increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-9.05%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	97.00	-3.0%	0.97	$0.0007	$0.0007	-$0.00548	$99.99	$72.75	$27.24	8.98%
2	99.91	3.0%	1.03	$0.0007	$0.0014	-$0.00597	$108.97	$84.18	$24.79	-9.02%
3	96.91	-3.0%	0.97	$0.0006	$0.0020	-$0.00543	$99.13	$72.13	$27.01	8.98%
4	99.82	3.0%	1.03	$0.0007	$0.0027	-$0.00592	$108.03	$83.46	$24.57	-9.02%
5	96.83	-3.0%	0.97	$0.0006	$0.0033	-$0.00539	$98.28	$71.51	$26.78	8.98%
6	99.73	3.0%	1.03	$0.0007	$0.0040	-$0.00587	$107.10	$82.74	$24.36	-9.02%
7	96.74	-3.0%	0.97	$0.0006	$0.0047	-$0.00534	$97.44	$70.89	$26.55	8.98%
8	99.64	3.0%	1.03	$0.0007	$0.0054	-$0.00582	$106.18	$82.03	$24.15	-9.02%
9	96.65	-3.0%	0.97	$0.0006	$0.0060	-$0.00529	$96.60	$70.28	$26.32	8.98%
10	99.55	3.0%	1.03	$0.0007	$0.0067	-$0.00577	$105.27	$81.33	$23.94	-9.02%
11	96.56	-3.0%	0.97	$0.0006	$0.0073	-$0.00525	$95.77	$69.68	$26.09	8.98%
12	99.46	3.0%	1.03	$0.0007	$0.0080	-$0.00572	$104.37	$80.63	$23.74	-9.02%
13	96.48	-3.0%	0.97	$0.0006	$0.0086	-$0.00520	$94.95	$69.08	$25.87	8.98%
14	99.37	3.0%	1.03	$0.0007	$0.0093	-$0.00567	$103.47	$79.94	$23.53	-9.02%
15	96.39	-3.0%	0.97	$0.0006	$0.0099	-$0.00516	$94.13	$68.49	$25.65	8.98%
16	99.28	3.0%	1.03	$0.0007	$0.0106	-$0.00562	$102.58	$79.25	$23.33	-9.02%
17	96.30	-3.0%	0.97	$0.0006	$0.0112	-$0.00511	$93.33	$67.90	$25.43	8.98%
18	99.19	3.0%	1.03	$0.0007	$0.0118	-$0.00557	$101.70	$78.57	$23.13	-9.02%
19	96.22	-3.0%	0.97	$0.0006	$0.0124	-$0.00507	$92.52	$67.31	$25.21	8.98%
20	99.10	3.0%	1.03	$0.0007	$0.0131	-$0.00553	$100.83	$77.89	$22.93	-9.02%
21	96.13	-3.0%	0.97	$0.0006	$0.0137	-$0.00503	$91.73	$66.74	$24.99	8.98%
22	99.01	3.0%	1.03	$0.0007	$0.0143	-$0.00548	$99.96	$77.23	$22.74	-9.02%

PS-24

Example 2: The Index level increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-87.52%
Cumulative Index Return	91.61%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	103.00	3.0%	1.03	$0.0007	$0.0007	-$0.00548	$99.99	$77.25	$22.74	-9.02%
2	106.09	3.0%	1.03	$0.0006	$0.0012	-$0.00498	$90.97	$70.28	$20.69	-9.02%
3	109.27	3.0%	1.03	$0.0005	$0.0018	-$0.00454	$82.76	$63.94	$18.82	-9.02%
4	112.55	3.0%	1.03	$0.0005	$0.0023	-$0.00413	$75.29	$58.17	$17.13	-9.02%
5	115.93	3.0%	1.03	$0.0004	$0.0027	-$0.00375	$68.50	$52.92	$15.58	-9.02%
6	119.41	3.0%	1.03	$0.0004	$0.0031	-$0.00341	$62.32	$48.14	$14.17	-9.02%
7	122.99	3.0%	1.03	$0.0004	$0.0035	-$0.00311	$56.69	$43.80	$12.89	-9.02%
8	126.68	3.0%	1.03	$0.0003	$0.0038	-$0.00283	$51.58	$39.84	$11.73	-9.02%
9	130.48	3.0%	1.03	$0.0003	$0.0041	-$0.00257	$46.92	$36.25	$10.67	-9.02%
10	134.39	3.0%	1.03	$0.0003	$0.0044	-$0.00234	$42.69	$32.98	$9.71	-9.02%
11	138.42	3.0%	1.03	$0.0003	$0.0047	-$0.00213	$38.83	$30.00	$8.83	-9.02%
12	142.58	3.0%	1.03	$0.0002	$0.0049	-$0.00194	$35.33	$27.29	$8.04	-9.02%
13	146.85	3.0%	1.03	$0.0002	$0.0051	-$0.00176	$32.14	$24.83	$7.31	-9.02%
14	151.26	3.0%	1.03	$0.0002	$0.0053	-$0.00160	$29.24	$22.59	$6.65	-9.02%
15	155.80	3.0%	1.03	$0.0002	$0.0055	-$0.00146	$26.60	$20.55	$6.05	-9.02%
16	160.47	3.0%	1.03	$0.0002	$0.0056	-$0.00133	$24.20	$18.70	$5.50	-9.02%
17	165.28	3.0%	1.03	$0.0001	$0.0058	-$0.00121	$22.02	$17.01	$5.01	-9.02%
18	170.24	3.0%	1.03	$0.0001	$0.0059	-$0.00110	$20.03	$15.47	$4.56	-9.02%
19	175.35	3.0%	1.03	$0.0001	$0.0060	-$0.00100	$18.22	$14.08	$4.14	-9.02%
20	180.61	3.0%	1.03	$0.0001	$0.0061	-$0.00091	$16.58	$12.81	$3.77	-9.02%
21	186.03	3.0%	1.03	$0.0001	$0.0062	-$0.00083	$15.08	$11.65	$3.43	-9.02%
22	191.61	3.0%	1.03	$0.0001	$0.0063	-$0.00075	$13.72	$10.60	$3.12	-9.02%

PS-25

Example 3: The Index level decreases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	90.61%
Cumulative Index Return	-19.84%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	99.00	-1.0%	0.99	$0.0007	$0.0007	-$0.00548	$99.99	$74.25	$25.74	2.98%
2	98.01	-1.0%	0.99	$0.0007	$0.0013	-$0.00564	$102.97	$76.46	$26.51	2.98%
3	97.03	-1.0%	0.99	$0.0007	$0.0020	-$0.00581	$106.03	$78.73	$27.30	2.98%
4	96.06	-1.0%	0.99	$0.0007	$0.0027	-$0.00598	$109.19	$81.08	$28.11	2.98%
5	95.10	-1.0%	0.99	$0.0007	$0.0035	-$0.00616	$112.44	$83.49	$28.95	2.98%
6	94.15	-1.0%	0.99	$0.0008	$0.0042	-$0.00634	$115.78	$85.97	$29.81	2.98%
7	93.21	-1.0%	0.99	$0.0008	$0.0050	-$0.00653	$119.23	$88.53	$30.70	2.98%
8	92.27	-1.0%	0.99	$0.0008	$0.0058	-$0.00673	$122.78	$91.17	$31.61	2.98%
9	91.35	-1.0%	0.99	$0.0008	$0.0066	-$0.00693	$126.43	$93.88	$32.55	2.98%
10	90.44	-1.0%	0.99	$0.0008	$0.0075	-$0.00713	$130.19	$96.67	$33.52	2.98%
11	89.53	-1.0%	0.99	$0.0009	$0.0083	-$0.00735	$134.06	$99.55	$34.52	2.98%
12	88.64	-1.0%	0.99	$0.0009	$0.0092	-$0.00757	$138.05	$102.51	$35.54	2.98%
13	87.75	-1.0%	0.99	$0.0009	$0.0101	-$0.00779	$142.16	$105.56	$36.60	2.98%
14	86.87	-1.0%	0.99	$0.0010	$0.0111	-$0.00802	$146.39	$108.70	$37.69	2.98%
15	86.01	-1.0%	0.99	$0.0010	$0.0121	-$0.00826	$150.75	$111.94	$38.81	2.98%
16	85.15	-1.0%	0.99	$0.0010	$0.0131	-$0.00851	$155.23	$115.27	$39.97	2.98%
17	84.29	-1.0%	0.99	$0.0010	$0.0141	-$0.00876	$159.85	$118.70	$41.15	2.98%
18	83.45	-1.0%	0.99	$0.0011	$0.0152	-$0.00902	$164.61	$122.23	$42.38	2.98%
19	82.62	-1.0%	0.99	$0.0011	$0.0163	-$0.00929	$169.50	$125.87	$43.64	2.98%
20	81.79	-1.0%	0.99	$0.0011	$0.0174	-$0.00956	$174.55	$129.61	$44.94	2.98%
21	80.97	-1.0%	0.99	$0.0012	$0.0186	-$0.00985	$179.74	$133.47	$46.28	2.98%
22	80.16	-1.0%	0.99	$0.0012	$0.0198	-$0.01014	$185.09	$137.44	$47.65	2.98%

PS-26

Example 4: The Index level decreases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-72.90%
Cumulative Index Return	-19.63%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	89.00	-11.0%	0.89	$0.0007	$0.0007	-$0.00548	$99.99	$66.75	$33.24	32.98%
2	92.56	4.0%	1.04	$0.0009	$0.0015	-$0.00729	$132.97	$103.72	$29.25	-12.02%
3	95.34	3.0%	1.03	$0.0008	$0.0023	-$0.00641	$116.98	$90.37	$26.61	-9.02%
4	103.92	9.0%	1.09	$0.0007	$0.0030	-$0.00583	$106.42	$87.01	$19.42	-27.02%
5	109.11	5.0%	1.05	$0.0005	$0.0035	-$0.00426	$77.66	$61.16	$16.50	-15.02%
6	121.12	11.0%	1.11	$0.0004	$0.0039	-$0.00362	$65.99	$54.94	$11.05	-33.02%
7	128.38	6.0%	1.06	$0.0003	$0.0042	-$0.00242	$44.20	$35.14	$9.06	-18.02%
8	134.80	5.0%	1.05	$0.0002	$0.0044	-$0.00199	$36.23	$28.54	$7.70	-15.02%
9	161.76	20.0%	1.20	$0.0002	$0.0046	-$0.00169	$30.79	$27.71	$3.08	-60.02%
10	127.79	-21.0%	0.79	$0.0001	$0.0047	-$0.00067	$12.31	$7.29	$5.02	62.98%
11	122.68	-4.0%	0.96	$0.0001	$0.0048	-$0.00110	$20.06	$14.44	$5.62	11.98%
12	131.27	7.0%	1.07	$0.0001	$0.0050	-$0.00123	$22.46	$18.03	$4.43	-21.02%
13	154.90	18.0%	1.18	$0.0001	$0.0051	-$0.00097	$17.74	$15.70	$2.04	-54.02%
14	165.74	7.0%	1.07	$0.0001	$0.0052	-$0.00045	$8.16	$6.55	$1.61	-21.02%
15	159.11	-4.0%	0.96	$0.0000	$0.0052	-$0.00035	$6.44	$4.64	$1.80	11.98%
16	120.92	-24.0%	0.76	$0.0000	$0.0052	-$0.00040	$7.21	$4.11	$3.10	71.98%
17	106.41	-12.0%	0.88	$0.0001	$0.0053	-$0.00068	$12.40	$8.19	$4.22	35.98%
18	92.58	-13.0%	0.87	$0.0001	$0.0054	-$0.00092	$16.87	$11.01	$5.86	38.98%
19	82.39	-11.0%	0.89	$0.0002	$0.0056	-$0.00128	$23.44	$15.65	$7.79	32.98%
20	76.63	-7.0%	0.93	$0.0002	$0.0058	-$0.00171	$31.17	$21.74	$9.43	20.98%
21	70.50	-8.0%	0.92	$0.0002	$0.0060	-$0.00207	$37.71	$26.02	$11.69	23.98%
22	80.37	14.0%	1.14	$0.0003	$0.0063	-$0.00256	$46.75	$39.97	$6.78	-42.02%

PS-27

Example 5: The Index level increases and decreases in a volatile manner, ending at the same level.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-37.25%
Cumulative Index Return	-0.02%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	102.00	2.0%	1.02	$0.0007	$0.0007	-$0.00548	$99.99	$76.50	$23.49	-6.02%
2	105.06	3.0%	1.03	$0.0006	$0.0013	-$0.00515	$93.97	$72.60	$21.37	-9.02%
3	109.26	4.0%	1.04	$0.0006	$0.0018	-$0.00468	$85.49	$66.69	$18.80	-12.02%
4	98.34	-10.0%	0.90	$0.0005	$0.0023	-$0.00412	$75.21	$50.77	$24.44	29.98%
5	100.30	2.0%	1.02	$0.0006	$0.0029	-$0.00536	$97.75	$74.79	$22.97	-6.02%
6	103.31	3.0%	1.03	$0.0006	$0.0035	-$0.00503	$91.86	$70.97	$20.89	-9.02%
7	92.98	-10.0%	0.90	$0.0005	$0.0041	-$0.00458	$83.57	$56.42	$27.16	29.98%
8	94.84	2.0%	1.02	$0.0007	$0.0048	-$0.00595	$108.63	$83.10	$25.52	-6.02%
9	96.74	2.0%	1.02	$0.0007	$0.0055	-$0.00559	$102.08	$78.10	$23.98	-6.02%
10	87.06	-10.0%	0.90	$0.0006	$0.0061	-$0.00526	$95.93	$64.76	$31.17	29.98%
11	88.80	2.0%	1.02	$0.0008	$0.0069	-$0.00683	$124.69	$95.39	$29.30	-6.02%
12	90.58	2.0%	1.02	$0.0008	$0.0077	-$0.00642	$117.18	$89.65	$27.53	-6.02%
13	81.52	-10.0%	0.90	$0.0007	$0.0084	-$0.00603	$110.12	$74.33	$35.78	29.98%
14	83.15	2.0%	1.02	$0.0009	$0.0093	-$0.00784	$143.13	$109.50	$33.63	-6.02%
15	84.82	2.0%	1.02	$0.0009	$0.0102	-$0.00737	$134.50	$102.90	$31.60	-6.02%
16	76.33	-10.0%	0.90	$0.0008	$0.0110	-$0.00693	$126.40	$85.32	$41.07	29.98%
17	77.86	2.0%	1.02	$0.0011	$0.0121	-$0.00900	$164.29	$125.69	$38.60	-6.02%
18	79.42	2.0%	1.02	$0.0010	$0.0131	-$0.00846	$154.39	$118.12	$36.27	-6.02%
19	81.01	2.0%	1.02	$0.0009	$0.0140	-$0.00795	$145.09	$111.00	$34.09	-6.02%
20	89.11	10.0%	1.10	$0.0009	$0.0149	-$0.00747	$136.35	$112.49	$23.85	-30.02%
21	90.89	2.0%	1.02	$0.0006	$0.0155	-$0.00523	$95.41	$72.99	$22.42	-6.02%
22	99.98	10.0%	1.10	$0.0006	$0.0161	-$0.00491	$89.66	$73.98	$15.69	-30.02%

PS-28

Examples 6 to 10: Maximum Amount of the Interest Rate Spread

Example 6: The Index level alternatively decreases and increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-9.50%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	97.00	-3.0%	0.97	$0.0007	$0.0007	-$0.01096	$99.99	$72.75	$27.24	8.95%
2	99.91	3.0%	1.03	$0.0007	$0.0014	-$0.01194	$108.94	$84.17	$24.77	-9.05%
3	96.91	-3.0%	0.97	$0.0006	$0.0020	-$0.01086	$99.09	$72.09	$26.99	8.95%
4	99.82	3.0%	1.03	$0.0007	$0.0027	-$0.01183	$107.96	$83.41	$24.55	-9.05%
5	96.83	-3.0%	0.97	$0.0006	$0.0033	-$0.01076	$98.19	$71.44	$26.75	8.95%
6	99.73	3.0%	1.03	$0.0007	$0.0040	-$0.01173	$106.98	$82.65	$24.33	-9.05%
7	96.74	-3.0%	0.97	$0.0006	$0.0047	-$0.01066	$97.30	$70.80	$26.51	8.95%
8	99.64	3.0%	1.03	$0.0007	$0.0054	-$0.01162	$106.02	$81.91	$24.11	-9.05%
9	96.65	-3.0%	0.97	$0.0006	$0.0060	-$0.01057	$96.43	$70.16	$26.27	8.95%
10	99.55	3.0%	1.03	$0.0007	$0.0067	-$0.01151	$105.06	$81.17	$23.89	-9.05%
11	96.56	-3.0%	0.97	$0.0006	$0.0073	-$0.01047	$95.56	$69.52	$26.03	8.95%
12	99.46	3.0%	1.03	$0.0007	$0.0080	-$0.01141	$104.11	$80.44	$23.68	-9.05%
13	96.48	-3.0%	0.97	$0.0006	$0.0086	-$0.01038	$94.69	$68.90	$25.80	8.95%
14	99.37	3.0%	1.03	$0.0007	$0.0093	-$0.01131	$103.17	$79.71	$23.46	-9.05%
15	96.39	-3.0%	0.97	$0.0006	$0.0099	-$0.01028	$93.84	$68.27	$25.56	8.95%
16	99.28	3.0%	1.03	$0.0007	$0.0105	-$0.01121	$102.24	$78.99	$23.25	-9.05%
17	96.30	-3.0%	0.97	$0.0006	$0.0111	-$0.01019	$92.99	$67.66	$25.33	8.95%
18	99.19	3.0%	1.03	$0.0007	$0.0118	-$0.01110	$101.32	$78.28	$23.04	-9.05%
19	96.22	-3.0%	0.97	$0.0006	$0.0124	-$0.01010	$92.15	$67.05	$25.10	8.95%
20	99.10	3.0%	1.03	$0.0007	$0.0131	-$0.01100	$100.40	$77.57	$22.83	-9.05%
21	96.13	-3.0%	0.97	$0.0006	$0.0137	-$0.01001	$91.32	$66.44	$24.88	8.95%
22	99.01	3.0%	1.03	$0.0006	$0.0143	-$0.01090	$99.50	$76.87	$22.63	-9.05%

PS-29

Example 7: The Index level increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-87.58%
Cumulative Index Return	91.61%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	103.00	3.0%	1.03	$0.0007	$0.0007	-$0.01096	$99.99	$77.25	$22.74	-9.05%
2	106.09	3.0%	1.03	$0.0006	$0.0012	-$0.00997	$90.94	$70.26	$20.68	-9.05%
3	109.27	3.0%	1.03	$0.0005	$0.0018	-$0.00907	$82.72	$63.91	$18.81	-9.05%
4	112.55	3.0%	1.03	$0.0005	$0.0023	-$0.00825	$75.23	$58.12	$17.11	-9.05%
5	115.93	3.0%	1.03	$0.0004	$0.0027	-$0.00750	$68.43	$52.87	$15.56	-9.05%
6	119.41	3.0%	1.03	$0.0004	$0.0031	-$0.00682	$62.24	$48.08	$14.15	-9.05%
7	122.99	3.0%	1.03	$0.0004	$0.0035	-$0.00620	$56.61	$43.73	$12.87	-9.05%
8	126.68	3.0%	1.03	$0.0003	$0.0038	-$0.00564	$51.49	$39.78	$11.71	-9.05%
9	130.48	3.0%	1.03	$0.0003	$0.0041	-$0.00513	$46.83	$36.18	$10.65	-9.05%
10	134.39	3.0%	1.03	$0.0003	$0.0044	-$0.00467	$42.59	$32.91	$9.69	-9.05%
11	138.42	3.0%	1.03	$0.0003	$0.0047	-$0.00425	$38.74	$29.93	$8.81	-9.05%
12	142.58	3.0%	1.03	$0.0002	$0.0049	-$0.00386	$35.23	$27.22	$8.01	-9.05%
13	146.85	3.0%	1.03	$0.0002	$0.0051	-$0.00351	$32.05	$24.76	$7.29	-9.05%
14	151.26	3.0%	1.03	$0.0002	$0.0053	-$0.00319	$29.15	$22.52	$6.63	-9.05%
15	155.80	3.0%	1.03	$0.0002	$0.0055	-$0.00291	$26.51	$20.48	$6.03	-9.05%
16	160.47	3.0%	1.03	$0.0002	$0.0056	-$0.00264	$24.11	$18.63	$5.48	-9.05%
17	165.28	3.0%	1.03	$0.0001	$0.0058	-$0.00240	$21.93	$16.94	$4.99	-9.05%
18	170.24	3.0%	1.03	$0.0001	$0.0059	-$0.00219	$19.95	$15.41	$4.54	-9.05%
19	175.35	3.0%	1.03	$0.0001	$0.0060	-$0.00199	$18.14	$14.02	$4.13	-9.05%
20	180.61	3.0%	1.03	$0.0001	$0.0061	-$0.00181	$16.50	$12.75	$3.75	-9.05%
21	186.03	3.0%	1.03	$0.0001	$0.0062	-$0.00164	$15.01	$11.60	$3.41	-9.05%
22	191.61	3.0%	1.03	$0.0001	$0.0063	-$0.00150	$13.65	$10.55	$3.10	-9.05%

PS-30

Example 8: The Index level decreases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	89.72%
Cumulative Index Return	-19.84%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	99.00	-1.0%	0.99	$0.0007	$0.0007	-$0.01096	$99.99	$74.25	$25.74	2.95%
2	98.01	-1.0%	0.99	$0.0007	$0.0013	-$0.01128	$102.94	$76.44	$26.50	2.95%
3	97.03	-1.0%	0.99	$0.0007	$0.0020	-$0.01162	$105.98	$78.70	$27.28	2.95%
4	96.06	-1.0%	0.99	$0.0007	$0.0027	-$0.01196	$109.11	$81.03	$28.09	2.95%
5	95.10	-1.0%	0.99	$0.0007	$0.0035	-$0.01231	$112.33	$83.42	$28.92	2.95%
6	94.15	-1.0%	0.99	$0.0008	$0.0042	-$0.01268	$115.65	$85.88	$29.77	2.95%
7	93.21	-1.0%	0.99	$0.0008	$0.0050	-$0.01305	$119.07	$88.42	$30.65	2.95%
8	92.27	-1.0%	0.99	$0.0008	$0.0058	-$0.01344	$122.59	$91.03	$31.56	2.95%
9	91.35	-1.0%	0.99	$0.0008	$0.0066	-$0.01383	$126.21	$93.72	$32.49	2.95%
10	90.44	-1.0%	0.99	$0.0008	$0.0074	-$0.01424	$129.93	$96.49	$33.45	2.95%
11	89.53	-1.0%	0.99	$0.0009	$0.0083	-$0.01466	$133.77	$99.34	$34.43	2.95%
12	88.64	-1.0%	0.99	$0.0009	$0.0092	-$0.01509	$137.72	$102.27	$35.45	2.95%
13	87.75	-1.0%	0.99	$0.0009	$0.0101	-$0.01554	$141.79	$105.29	$36.50	2.95%
14	86.87	-1.0%	0.99	$0.0009	$0.0111	-$0.01600	$145.98	$108.40	$37.58	2.95%
15	86.01	-1.0%	0.99	$0.0010	$0.0121	-$0.01647	$150.29	$111.60	$38.69	2.95%
16	85.15	-1.0%	0.99	$0.0010	$0.0131	-$0.01696	$154.73	$114.90	$39.83	2.95%
17	84.29	-1.0%	0.99	$0.0010	$0.0141	-$0.01746	$159.30	$118.29	$41.01	2.95%
18	83.45	-1.0%	0.99	$0.0011	$0.0152	-$0.01798	$164.00	$121.79	$42.22	2.95%
19	82.62	-1.0%	0.99	$0.0011	$0.0163	-$0.01851	$168.85	$125.38	$43.46	2.95%
20	81.79	-1.0%	0.99	$0.0011	$0.0174	-$0.01905	$173.83	$129.09	$44.75	2.95%
21	80.97	-1.0%	0.99	$0.0012	$0.0186	-$0.01962	$178.97	$132.90	$46.07	2.95%
22	80.16	-1.0%	0.99	$0.0012	$0.0198	-$0.02019	$184.25	$136.82	$47.43	2.95%

PS-31

Example 9: The Index level decreases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-73.05%
Cumulative Index Return	-19.63%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	89.00	-11.0%	0.89	$0.0007	$0.0007	-$0.01096	$99.99	$66.75	$33.24	32.95%
2	92.56	4.0%	1.04	$0.0009	$0.0015	-$0.01457	$132.94	$103.70	$29.23	-12.05%
3	95.34	3.0%	1.03	$0.0008	$0.0023	-$0.01282	$116.92	$90.33	$26.59	-9.05%
4	103.92	9.0%	1.09	$0.0007	$0.0030	-$0.01166	$106.35	$86.95	$19.40	-27.05%
5	109.11	5.0%	1.05	$0.0005	$0.0035	-$0.00850	$77.58	$61.10	$16.48	-15.05%
6	121.12	11.0%	1.11	$0.0004	$0.0039	-$0.00722	$65.91	$54.88	$11.03	-33.05%
7	128.38	6.0%	1.06	$0.0003	$0.0042	-$0.00484	$44.13	$35.09	$9.04	-18.05%
8	134.80	5.0%	1.05	$0.0002	$0.0044	-$0.00396	$36.17	$28.48	$7.68	-15.05%
9	161.76	20.0%	1.20	$0.0002	$0.0046	-$0.00337	$30.72	$27.65	$3.07	-60.05%
10	127.79	-21.0%	0.79	$0.0001	$0.0047	-$0.00135	$12.28	$7.27	$5.00	62.95%
11	122.68	-4.0%	0.96	$0.0001	$0.0048	-$0.00219	$20.00	$14.40	$5.60	11.95%
12	131.27	7.0%	1.07	$0.0001	$0.0050	-$0.00245	$22.39	$17.97	$4.42	-21.05%
13	154.90	18.0%	1.18	$0.0001	$0.0051	-$0.00194	$17.68	$15.65	$2.03	-54.05%
14	165.74	7.0%	1.07	$0.0001	$0.0051	-$0.00089	$8.12	$6.52	$1.60	-21.05%
15	159.11	-4.0%	0.96	$0.0000	$0.0052	-$0.00070	$6.41	$4.62	$1.80	11.95%
16	120.92	-24.0%	0.76	$0.0000	$0.0052	-$0.00079	$7.18	$4.09	$3.09	71.95%
17	106.41	-12.0%	0.88	$0.0001	$0.0053	-$0.00135	$12.35	$8.15	$4.20	35.95%
18	92.58	-13.0%	0.87	$0.0001	$0.0054	-$0.00184	$16.79	$10.96	$5.83	38.95%
19	82.39	-11.0%	0.89	$0.0002	$0.0056	-$0.00256	$23.33	$15.57	$7.76	32.95%
20	76.63	-7.0%	0.93	$0.0002	$0.0058	-$0.00340	$31.02	$21.64	$9.38	20.95%
21	70.50	-8.0%	0.92	$0.0002	$0.0060	-$0.00411	$37.52	$25.89	$11.63	23.95%
22	80.37	14.0%	1.14	$0.0003	$0.0063	-$0.00510	$46.50	$39.76	$6.74	-42.05%

PS-32

Example 10: The Index level increases and decreases in a volatile manner, ending at the same level.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-37.57%
Cumulative Index Return	-0.02%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	102.00	2.0%	1.02	$0.0007	$0.0007	-$0.01096	$99.99	$76.50	$23.49	-6.05%
2	105.06	3.0%	1.03	$0.0006	$0.0013	-$0.01030	$93.94	$72.58	$21.36	-9.05%
3	109.26	4.0%	1.04	$0.0006	$0.0018	-$0.00936	$85.44	$66.65	$18.79	-12.05%
4	98.34	-10.0%	0.90	$0.0005	$0.0023	-$0.00824	$75.15	$50.73	$24.42	29.95%
5	100.30	2.0%	1.02	$0.0006	$0.0029	-$0.01070	$97.66	$74.72	$22.94	-6.05%
6	103.31	3.0%	1.03	$0.0006	$0.0035	-$0.01006	$91.76	$70.89	$20.87	-9.05%
7	92.98	-10.0%	0.90	$0.0005	$0.0041	-$0.00915	$83.46	$56.34	$27.12	29.95%
8	94.84	2.0%	1.02	$0.0007	$0.0048	-$0.01189	$108.45	$82.98	$25.48	-6.05%
9	96.74	2.0%	1.02	$0.0007	$0.0055	-$0.01117	$101.90	$77.96	$23.94	-6.05%
10	87.06	-10.0%	0.90	$0.0006	$0.0061	-$0.01049	$95.74	$64.63	$31.11	29.95%
11	88.80	2.0%	1.02	$0.0008	$0.0069	-$0.01364	$124.41	$95.19	$29.23	-6.05%
12	90.58	2.0%	1.02	$0.0008	$0.0076	-$0.01281	$116.89	$89.43	$27.46	-6.05%
13	81.52	-10.0%	0.90	$0.0007	$0.0084	-$0.01204	$109.82	$74.14	$35.68	29.95%
14	83.15	2.0%	1.02	$0.0009	$0.0093	-$0.01564	$142.72	$109.19	$33.53	-6.05%
15	84.82	2.0%	1.02	$0.0009	$0.0102	-$0.01470	$134.09	$102.59	$31.50	-6.05%
16	76.33	-10.0%	0.90	$0.0008	$0.0110	-$0.01381	$125.98	$85.05	$40.93	29.95%
17	77.86	2.0%	1.02	$0.0011	$0.0120	-$0.01794	$163.72	$125.26	$38.46	-6.05%
18	79.42	2.0%	1.02	$0.0010	$0.0130	-$0.01686	$153.82	$117.68	$36.13	-6.05%
19	81.01	2.0%	1.02	$0.0009	$0.0140	-$0.01584	$144.52	$110.57	$33.95	-6.05%
20	89.11	10.0%	1.10	$0.0009	$0.0149	-$0.01488	$135.78	$112.03	$23.75	-30.05%
21	90.89	2.0%	1.02	$0.0006	$0.0155	-$0.01041	$94.98	$72.67	$22.31	-6.05%
22	99.98	10.0%	1.10	$0.0006	$0.0161	-$0.00978	$89.24	$73.63	$15.61	-30.05%

PS-33

Table 1: Expected return on the notes over one year of Index performance, without giving effect to the Daily Investor Fee and the Daily Interest and assuming a constant drift and volatility over time.

		One Year Index Volatility
One Year Index Perform- ance	Three Times the Inverse (-3x) of One Year Index Perform- ance	0%	5%	10%	15%	20%	25%	30%	35%	40%	45%	50%	55%	60%	65%	70%
-75%	225%	6300.00%	6204.72%	5927.29%	5491.78%	4934.42%	4298.65%	3629.59%	2968.83%	2350.51%	1798.94%	1328.03%	942.16%	638.08%	407.28%	238.34%
-70%	210%	3603.70%	3548.56%	3388.02%	3135.98%	2813.44%	2445.52%	2058.33%	1675.95%	1318.12%	998.93%	726.41%	503.10%	327.13%	193.56%	95.80%
-65%	195%	2232.36%	2197.64%	2096.54%	1937.82%	1734.70%	1503.01%	1259.18%	1018.38%	793.04%	592.04%	420.42%	279.80%	168.98%	84.87%	23.30%
-60%	180%	1462.50%	1439.24%	1371.51%	1265.18%	1129.11%	973.89%	810.54%	649.23%	498.27%	363.61%	248.64%	154.43%	80.20%	23.85%	-17.40%
-55%	165%	997.39%	981.06%	933.49%	858.81%	763.24%	654.23%	539.50%	426.21%	320.18%	225.61%	144.86%	78.70%	26.56%	-13.02%	-41.99%
-50%	150%	700.00%	688.09%	653.41%	598.97%	529.30%	449.83%	366.20%	283.60%	206.31%	137.37%	78.50%	30.27%	-7.74%	-36.59%	-57.71%
-45%	135%	501.05%	492.10%	466.05%	425.15%	372.80%	313.10%	250.26%	188.21%	130.14%	78.34%	34.11%	-2.13%	-30.68%	-52.36%	-68.22%
-40%	120%	362.96%	356.07%	336.00%	304.50%	264.18%	218.19%	169.79%	121.99%	77.27%	37.37%	3.30%	-24.61%	-46.61%	-63.30%	-75.53%
-35%	105%	264.13%	258.71%	242.93%	218.15%	186.44%	150.26%	112.20%	74.60%	39.42%	8.04%	-18.75%	-40.71%	-58.01%	-71.14%	-80.75%
-30%	90%	191.55%	187.20%	174.57%	154.73%	129.34%	100.38%	69.90%	39.80%	11.63%	-13.50%	-34.95%	-52.53%	-66.38%	-76.89%	-84.59%
-25%	75%	137.04%	133.51%	123.23%	107.10%	86.46%	62.91%	38.13%	13.66%	-9.24%	-29.67%	-47.11%	-61.40%	-72.66%	-81.21%	-87.47%
-20%	60%	95.31%	92.40%	83.94%	70.65%	53.64%	34.24%	13.82%	-6.35%	-25.22%	-42.05%	-56.42%	-68.20%	-77.48%	-84.52%	-89.67%
-15%	45%	62.83%	60.41%	53.35%	42.27%	28.09%	11.91%	-5.11%	-21.92%	-37.65%	-51.69%	-63.67%	-73.48%	-81.22%	-87.09%	-91.39%
-10%	30%	37.17%	35.13%	29.19%	19.85%	7.91%	-5.72%	-20.06%	-34.22%	-47.48%	-59.30%	-69.39%	-77.66%	-84.18%	-89.13%	-92.75%
-5%	15%	16.64%	14.90%	9.84%	1.91%	-8.25%	-19.84%	-32.03%	-44.07%	-55.34%	-65.39%	-73.98%	-81.01%	-86.55%	-90.76%	-93.83%
0%	0%	0.00%	-1.49%	-5.82%	-12.63%	-21.34%	-31.27%	-41.73%	-52.05%	-61.71%	-70.33%	-77.69%	-83.72%	-88.47%	-92.07%	-94.71%
5%	-15%	-13.62%	-14.90%	-18.65%	-24.53%	-32.05%	-40.63%	-49.66%	-58.58%	-66.92%	-74.37%	-80.73%	-85.93%	-90.04%	-93.15%	-95.43%
10%	-30%	-24.87%	-25.99%	-29.24%	-34.36%	-40.90%	-48.36%	-56.22%	-63.97%	-71.23%	-77.71%	-83.24%	-87.77%	-91.34%	-94.04%	-96.03%
15%	-45%	-34.25%	-35.23%	-38.08%	-42.55%	-48.28%	-54.81%	-61.68%	-68.47%	-74.82%	-80.49%	-85.33%	-89.29%	-92.42%	-94.79%	-96.52%
20%	-60%	-42.13%	-42.99%	-45.50%	-49.44%	-54.48%	-60.23%	-66.28%	-72.25%	-77.84%	-82.83%	-87.09%	-90.58%	-93.33%	-95.41%	-96.94%
25%	-75%	-48.80%	-49.56%	-51.78%	-55.27%	-59.72%	-64.81%	-70.16%	-75.45%	-80.40%	-84.81%	-88.58%	-91.66%	-94.10%	-95.94%	-97.29%
30%	-90%	-54.48%	-55.16%	-57.13%	-60.23%	-64.20%	-68.72%	-73.48%	-78.17%	-82.57%	-86.49%	-89.84%	-92.59%	-94.75%	-96.39%	-97.59%
35%	-105%	-59.36%	-59.96%	-61.72%	-64.49%	-68.03%	-72.07%	-76.31%	-80.51%	-84.44%	-87.94%	-90.93%	-93.38%	-95.31%	-96.78%	-97.85%
40%	-120%	-63.56%	-64.10%	-65.68%	-68.16%	-71.33%	-74.95%	-78.76%	-82.53%	-86.05%	-89.19%	-91.87%	-94.07%	-95.80%	-97.11%	-98.07%
45%	-135%	-67.20%	-67.69%	-69.11%	-71.34%	-74.20%	-77.46%	-80.88%	-84.27%	-87.44%	-90.27%	-92.68%	-94.66%	-96.22%	-97.40%	-98.27%
50%	-150%	-70.37%	-70.81%	-72.10%	-74.11%	-76.69%	-79.64%	-82.73%	-85.79%	-88.66%	-91.21%	-93.39%	-95.18%	-96.58%	-97.65%	-98.43%
55%	-165%	-73.15%	-73.55%	-74.71%	-76.54%	-78.88%	-81.54%	-84.35%	-87.12%	-89.72%	-92.03%	-94.01%	-95.63%	-96.90%	-97.87%	-98.58%
60%	-180%	-75.59%	-75.95%	-77.01%	-78.67%	-80.80%	-83.22%	-85.77%	-88.29%	-90.65%	-92.76%	-94.55%	-96.02%	-97.18%	-98.06%	-98.71%
65%	-195%	-77.74%	-78.07%	-79.04%	-80.55%	-82.49%	-84.70%	-87.03%	-89.33%	-91.48%	-93.39%	-95.03%	-96.38%	-97.43%	-98.24%	-98.82%
70%	-210%	-79.65%	-79.95%	-80.83%	-82.22%	-83.99%	-86.01%	-88.14%	-90.24%	-92.21%	-93.96%	-95.46%	-96.69%	-97.65%	-98.39%	-98.92%
75%	-225%	-81.34%	-81.62%	-82.43%	-83.70%	-85.32%	-87.18%	-89.13%	-91.05%	-92.86%	-94.46%	-95.84%	-96.96%	-97.85%	-98.52%	-99.01%

Shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the index performance times the Daily Leverage Factor; conversely, areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the index performance times the Daily Leverage Factor.

PS-34

Hypothetical Examples

We cannot predict the actual Index level at any time during the term of the notes or the market value of the notes, nor can we predict the relationship between the Index level and the market value of your notes at any time prior to the Maturity Date. The actual amount that a holder of the notes will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the notes will depend on the actual Index Closing Levels during the term of the notes and during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, the Daily Investor Fee, the Daily Interest, Index volatility and the Redemption Fee Amount, if applicable. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples and tables are not indicative of the future performance of the Index at any time, the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes. The information shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

PS-35

INTRADAY VALUE OF THE INDEX AND THE NOTES

Intraday Index Values

Each Index Business Day, the Index Sponsor will calculate and publish the intraday Index value every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “MQUSTRAV<Index>.”

The Index Sponsor is not affiliated with Bank of Montreal and does not approve, endorse, review or recommend the Index or the notes. The information used in the calculation of the intraday Index value will be derived from sources the Index Sponsor deems reliable, but the Index Sponsor and its affiliates do not guarantee the correctness or completeness of the intraday Index value or other information furnished in connection with the notes or the calculation of the Index. The Index Sponsor makes no warranty, express or implied, as to results to be obtained by Bank of Montreal, holders of the notes, or any other person or entity from the use of the intraday Index value or any data included therein. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday Index value or any data included therein. The Index Sponsor, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the Index Sponsor, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday Index value or the notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The Index Sponsor shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday Index value from whatever cause. The Index Sponsor is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by Bank of Montreal and the resultant output thereof.

The intraday calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from the Index Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the notes in the secondary market. The intraday Index value published every 15 seconds will be based on the intraday prices of the Index constituents.

Intraday Indicative Note Values

An Intraday Indicative Value, which is our approximation of the value of the notes, will be calculated and published by Solactive AG or a successor on Bloomberg under the ticker symbol “FLYDIV” every 15 seconds during normal trading hours. The actual trading price of the notes may vary significantly from their Intraday Indicative Value. In connection with the notes, we use the term “indicative value” to refer to the value at a given time equal to (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value equal to or less than $0, then both the Intraday Indicative Value and the closing Indicative Note Value will be $0. The Intraday Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor equals (a) the most recently published Index level divided by (b) the Index Closing Level on the preceding Index Business Day.

If the Intraday Indicative Value of the notes is equal to or less than $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value of the notes on that day, and for the remainder of the term of the notes, will be $0 (a total loss of value).

PS-36

The Intraday Indicative Value is meant to approximate the value of the notes at a particular time. There are three elements of the formula: the Intraday Short Index Amount, the Deposit Amount and the Intraday Index Performance Factor (using, instead of the Index Closing Level for the date of determination, the intraday Index level at the time of determination), as described immediately above. Because the intraday Index level and the Intraday Short Index Amount are variable, the Intraday Indicative Value translates the change in the Index level from the previous Exchange Business Day, as measured at the time of measurement, into an approximation of the expected value of the notes. The Intraday Indicative Value uses an intraday Index level for its calculation; therefore, a variation in the intraday level of the Index from the previous Exchange Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 3. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Exchange Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. See “Risk Factors — The notes are subject to intraday purchase risk” and “—The leverage of the notes is reset on each day, and the leverage of the notes during any given day may be greater than or less than -3.0.” The Intraday Indicative Value may be useful as an approximation of what price an investor in the notes would receive if the notes were to be redeemed or if they matured, each at the time of measurement. The Intraday Indicative Value may be helpful to an investor in the notes when comparing it against the notes’ trading price on the NYSE and the most recently published level of the Index.

The Intraday Indicative Value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by the Index Sponsor will not necessarily reflect the depth and liquidity of the Index constituents. For this reason and others, the actual trading price of the notes may be different from their indicative value. For additional information, please see “Risk Factors — The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market” in this pricing supplement.

The calculation of the Intraday Indicative Value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publication of the Intraday Indicative Value of the notes by Solactive may occasionally be subject to delay or postponement. If the intraday Index value is delayed, then the Intraday Indicative Value of the notes will also be delayed. The actual trading price of the notes may be different from their Intraday Indicative Value. The Intraday Indicative Value of the notes published at least every 15 seconds from 9:30 a.m. to 6:00 p.m., New York City time, will be based on the intraday values of the Index, and may not be equal to the payment at maturity, call or redemption.

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described under “Risk Factors — Risks Relating to Liquidity and the Secondary Market — There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” and “— The value of the notes in the secondary market may be influenced by many unpredictable factors.” Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

Neither the Index Sponsor nor any of its affiliates are affiliated with Bank of Montreal or BMOCM and do not approve, endorse, review or recommend Bank of Montreal, BMOCM or the notes.

The Intraday Indicative Values of the notes calculated by Solactive are derived from sources deemed reliable, but Solactive and its affiliates and suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes. Solactive and its affiliates make no warranty, express or implied, as to results to be obtained by BMOCM, Bank of Montreal, the holders of the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith. Solactive and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

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THE INDEX

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources. Such information reflects the policies of and is subject to change by the Index Sponsor. We have not undertaken any independent review or due diligence of such information. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. The description of the Index is summarized from its governing methodology, which is available on the website maintained by the Index Sponsor (www.merqube.com). Neither the methodology nor any other information included on any website maintained by the Index Sponsor is included or incorporated by reference into this pricing supplement.

Introduction

The Index tracks the performance of large and liquid U.S.-domiciled companies operating in industries related to travel and tourism. The Index is weighted based on liquidity, subject to capping to promote diversification.

The Index is a total return index and is calculated in USD.

The ticker symbol of the Index is "MQUSTRAV". The Index is based on an initial level of 1,000, as of June 21, 2013. The Index Sponsor calculates the level of the Index to two decimal places.

Index Components and Selection

The Index components are selected on the last business day of February, May, August and November of each year. The Index Sponsor selects the securities that are eligible for inclusion in the Index based on the following criteria:

•	the company is domiciled in the U.S., which means that the primary listing of such company is located in the U.S. and the company is headquartered in the U.S., provided that, for companies where these two criteria do not match, the Index Sponsor will utilize these and other factors to determine the proper domicile;

•	the company's common stock is listed on one or more of (i) the New York Stock Exchange, (ii) the Nasdaq Stock Market or the Nasdaq Global Select Market and/or (iii) the Chicago Board Options Exchange;

•	the company is not a real estate investment trust;

•	the company is not incorporated in Canada;

•	the company is classified under one of the following sub industries by the FactSet Revere Business Industry Classification System ("RBICS") Sub Industries, or the sum of the revenues derived from the following sub industries must be 15% or more of the total revenue, as determined by FactSet Research Systems Inc.:

o	Africa and Non-US Americas Air Passenger Services;
o	Amusement Centers and Theme Parks;
o	Asia/Pacific Air Passenger Service Providers;
o	Budget Hotels and Motels;
o	Casinos and Casino Hotels;
o	Europe Air Passenger Service Providers;
o	Full-Service Hotels and Resorts;
o	Hospitality Industry Software;
o	Hospitality IT Services;
o	Luxury Hotels and Resorts;
o	Mixed Cruise and Land-Based Accommodations;
o	Mixed Usage Travel Arrangement and Reservation;
o	Mixed-Type Hotels, Motels and Resorts;

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o	Multi-Region Air Passenger Transportation;
o	Multi-Type Passenger Transportation;
o	Ocean-Going Cruise Lines;
o	Passenger Car Rental;
o	River Cruise Lines;
o	Tour Operators;
o	Travel Agencies;
o	Travel Publishers;
o	United States Air Passenger Service Providers;
o	Vacation Ownership Operators; and
o	Winter Sports; and

•	if a company has multiple share classes, then only one share class per company is eligible.

In addition, a company must have been traded for a minimum of 3 months prior to a selection day and have a float market capitalization of at least US$3 billion on a selection day, and a float market capitalization of at least US$2.7 billion on each subsequent selection day to remain in the Index.

Weighting and Rebalancing

Monthly Rebalancing

Each month, the Index is rebalanced on an effective rebalancing day. On the scheduled weight reference day immediately preceding such effective rebalancing day, each Index component is assigned a weight based on the average of its closing price multiplied by its total volume for each trading day falling in the preceding 12-month period, subject to following constraints:

•	for an Index component with less than a 12-month trading history, the full period from the first day of trading of such Index component to the relevant selection day is used;

•	the maximum weight of any Index component is 25%, with any excess weight of such Index component redistributed proportionally to the remaining Index components;

•	if there are less than 25 Index components in the Index then the maximum concentration in the five most heavily-weighted Index components is 60% (proportionally capped), with any excess weight redistributed proportionally to the remaining Index components, provided that any non-capped Index component is not assigned a weight greater than the weight of the lowest weighted capped Index component; and

•	if there are 25 or more Index components in the Index then the maximum concentration in the five most heavily-weighted Index components is 50% (proportionally capped), with any excess weight redistributed proportionally to the remaining Index components, provided that any non-capped Index component is not assigned a weight greater than the weight of the lowest weighted capped Index component.

If one or more Index components are delisted between a scheduled weight reference day and the immediately following effective rebalancing day the weights of the remaining stocks in the rebalancing portfolio will be re-capped based on the rules above.

Extraordinary Adjustments

The Index Sponsor may decide to substitute an Index component with another component upon the occurrence of an extraordinary event as deemed material by the Index Sponsor or according to its corporate actions methodology, which is available on the website maintained by the Index Sponsor (www.merqube.com).

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Index Calculation

The Index Sponsor calculates the Index level, including the reinvestment of dividends, according to the MerQube MicroSectors U.S. Travel Index Methodology. The methodology also addresses (i) how the Index may be affected by corporate actions affecting the Index components, including, but not limited, bankruptcies, delistings, mergers and acquisitions, spin-offs, trading suspensions, stock dividends, stock splits and rights issues, and (ii) how the Index level may be affected by the occurrence of any market disruption with respect to one or more Index components.

Index Oversight, Changes to Index Methodology and Recalculations

An oversight committee consisting of the Index Sponsor's personnel is responsible for decisions regarding any amendments to the rules of the Index. The methodology of the Index is subject to periodic review, and may be changed from time to time by the Index Sponsor, subject to the approval of the oversight committee.

The Index Sponsor utilizes a blockchain technology to maintain an audit trail of all its Index calculations, which includes any restated values. In the case of a restated value, the Index Sponsor will maintain a record of all the underlying data that was used for the original calculated value as well as the final, restated value. The Index Sponsor will also maintain a record of the error itself, the investigation that was performed and the final determination made by the oversight committee. Any Index recalculation will be announced to all clients of the Index via email as soon as possible. The announcement will include a description of the error, the recalculation treatment, and the effective date of any changes.

Hypothetical Back-Tested and Historical Index and Information

This section contains hypothetical back tested performance data for the Index from June 21, 2013 to November 9, 2021. The hypothetical back-tested and historical performance data shown below is not an indication of future performance, which is impossible to predict. The Index was first published on November 1, 2021, and therefore has no actual historical information to report prior to that date. This section also contains actual historical performance data for the Index since its first date of publication.

All index performance data prior to the first publication date is hypothetical. Hypothetical index performance data is subject to significant limitations. No representation is made that the Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk, and cannot account for all factors that would affect actual performance.

The hypothetical back-tested and historical performance data were calculated by the Index Sponsor, and we have not independently verified their accuracy. The Index Sponsor has advised us that the hypothetical back-tested performance data were calculated in a manner consistent with the Index methodology described above, using published historical values to determine the Index components and the levels of the Index.

The vertical line in the graph below represents November 1, 2021, which is the date on which the Index was first published. The performance shown to the left of that line reflects the hypothetical back-tested performance of the Index, and the performance shown to the right of that line reflects the actual historical performance after the date of initial publication, through November 9, 2021.

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HISTORICAL RESULTS ARE NOT INDICATIVE OF FUTURE RESULTS.

License Agreement

We have entered into a sub-license agreement with REX Shares, LLC (“REX” or the “Structuring Agent”), which licenses the Index from MerQube. The license agreement with the Structuring Agent also provides for the use of certain trade names, trademarks and service marks. We have also entered into a services agreement with REX to provide certain services related to product design, content generation and document dissemination.

MerQube does not sponsor, endorse, sell, promote or manage any securities that are offered by third parties and that seek to provide an investment return based on the performance of the Index. MerQube makes no assurance that the notes offered hereby or any other investment products based on the Index will accurately track index performance or provide positive investment returns. MerQube is not an investment advisor, and MerQube makes no representation regarding the advisability of investing in any such securities.

MerQube and its third-party data providers and licensors (collectively the "MerQube Parties") do not-guarantee the accuracy, completeness, timeliness or availability of the any data relating to the Index (the "Content"). The MerQube Parties are not responsible for any errors or omissions, regardless of the cause, for the results obtained from the use of the Content. THE CONTENT IS PROVIDED ON AN "AS IS" BASIS, AND THE MERQUBE PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, OR THAT THE CONTENT'S FUNCTIONING WILL BE UNINTERRUPTED. In no event shall the MerQube Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs) in connection with any use of the Content, even if advised of the possibility of such damages.

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MicroSectorsTM and REXTM are registered trademarks of REX. The trademarks have been licensed for use for certain purposes by Bank of Montreal. The notes are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”). REX Index Parties make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance. REX Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the notes. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice.

REX INDEX PARTIES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. REX INDEX PARTIES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. REX INDEX PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BANK OF MONTREAL, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL REX INDEX PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

PS-42

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest paid or credited or deemed to be paid or credited on the notes, such interest will not be subject to Canadian non-resident withholding tax.

U.S. Federal Income Tax Considerations

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our special U.S. tax counsel, Ashurst LLP) in the product supplement under “Supplemental Tax Considerations—U.S. Federal Income Tax Considerations,” which applies to the notes, except that the following disclosure supplements the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will apply to notes that are issued as of the date of this pricing supplement if such notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.  We will not pay additional amounts in respect of any dividend equivalent withholding.

PS-43

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in the Distribution Agreement dated May 27, 2021 between Bank of Montreal and the Agents party thereto, including BMOCM, govern the sale and purchase of the notes.

On the Initial Trade Date, we sold an aggregate of $_____ principal amount of the notes through BMOCM and through one or more dealers purchasing as principal through BMOCM for $25 per note. We received proceeds equal to 100% of the offering price of those notes.

Additional notes may be offered and sold after the Initial Trade Date from time to time through BMOCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. Sales of the notes after the Initial Trade Date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price that the notes are sold to the public, less any commissions paid to BMOCM or any other dealer. In addition, BMOCM may receive a portion of the Daily Investor Fee. We may not sell the full amount of notes offered by this pricing supplement, and may discontinue sales of the notes at any time.

We may deliver notes against payment therefor on a date that is greater than two business days following the date of sale of any notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than two business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the notes.

Broker-dealers may make a market in the notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (such term includes this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell a note covered by this prospectus that they acquire from us, BMOCM or other holders after the original offering and sale of the notes, or they may sell any notes covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above.

Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with notes borrowed from us or one of our affiliates, may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.

BMOCM or another FINRA member will provide certain services relating to the distribution of the notes and may be paid a fee for its services equal to all, or a portion of, the Daily Investor Fee. BMOCM may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the Daily Investor Fee paid to BMOCM or such other FINRA member will be paid on a periodic basis over the term of the notes. Although BMOCM will not receive any discounts in connection with such sales, BMOCM is expected to charge normal commissions for the purchase of any such notes.

BMOCM will act as our agent in connection with any redemptions at the investor’s option, and the Redemption Fee Amount applicable to any such redemptions will be paid to us. Additionally, it is possible that BMOCM and its affiliates may profit from expected hedging activities related to this offering, even if the value of the notes declines.

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We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the notes. We will issue the notes initially in an amount having the aggregate offering price specified on the cover page of this pricing supplement. However, we may issue additional notes in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes. For more information, please refer to “Description of the Notes We May Offer — General” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer — General” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding notes of the class, plus the aggregate principal amount of any notes bearing the same CUSIP number that are issued pursuant to any future issuances of notes bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

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ANNEX A

NOTICE OF EARLY REDEMPTION

To: [ ].com

Subject: Notice of Early Redemption, CUSIP No.: 06368J101

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Notes to be redeemed: [ ]

Applicable Redemption Measurement Date: [ ], 20[ ]*

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the pricing supplement relating to the notes being satisfied, the notes will not be redeemed unless (i) this notice of redemption is delivered to BMO Capital Markets Corp. (“BMO Capital Markets”) by 2:00 p.m. (New York City time) on the Index Business Day prior to the applicable Redemption Measurement Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257 and (iv) the undersigned instructs DTC to deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your notes” in the pricing supplement relating to the notes and the undersigned understands that it will be exposed to market risk on the Redemption Measurement Date.

__________________________

* Subject to adjustment as described in the pricing supplement relating to the notes.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

BMO Capital Markets Corp.

BMO Capital Markets, as Calculation Agent

e-mail: [ ]

To Whom It May Concern:

The holder of $[ ] MicroSectorsTM Travel -3X Inverse Leveraged Exchange Traded Notes due June 28, 2041, CUSIP No. 06368J101 (the “notes”) hereby irrevocably elects to receive a cash payment on the Redemption Date* of [holder to specify] with respect to the number of notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Measurement Date with respect to the number of notes specified below at a price per note equal to the Redemption Amount, facing BMO Capital Markets DTC 5257 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the notes will not be redeemed unless (i) this confirmation is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257; and (iii) the undersigned will deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours, [NAME OF DTC PARTICIPANT HOLDER] Name: Title: Telephone: Fax: E-mail:

Number of notes surrendered for redemption: ________

DTC # (and any relevant sub-account): ________

Contact Name: ________

Telephone: ________

Fax: ________

E-mail: ________

(At least 25,000 notes must be redeemed at one time (except as specified in the pricing supplement) to receive a cash payment on any Redemption Date.)

__________________________

* Subject to adjustment as described in the pricing supplement relating to the notes.

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